     Exhibit 99.2

     Execution Version

AGREEMENT AND PLAN OF MERGER

Among

MCJUNKIN CORPORATION,

MCJ HOLDING CORPORATION

And

HG ACQUISITION CORP.

Dated as of December 4, 2006

TABLE OF CONTENTS
6.5.	Other Actions; Notification	38
	(a) Cooperation	38
	(b) Information	38
	(c) Status	39
6.6.	Access and Reports	39
6.7.	Publicity	39
6.8.	Investigations and Actions	39
6.9.	Expenses	40
6.10.	Indemnification; Directors’ and Officers’ Insurance	40
6.11.	Takeover Statutes	42
6.12.	Financing	42
6.13.	Non-Core Assets	44
	ARTICLE VII

	Conditions
7.1.	Conditions to Each Party’s Obligation to Effect the Merger	45
	(a) Shareholder Approval	45
	(b) HSR Waiting Period	45
	(c) Litigation	45
7.2.	Conditions to Obligations of Parent and Merger Sub	45
	(a) Representations and Warranties	45
	(b) Performance of Obligations of the Company	46
	(c) No Restraints	46
	(d) Consents Under Agreements	46
	(e) Financing	46
	(f) Material Adverse Effect	46
	(g) Pay-Off Letters	47
	(h) Other Agreements	47
	(i) McApple Restructuring	47
	(j) Continuing Shareholders	47
	(k) Dissenting Shareholders	47
	(l) Withholding Certificate	47
	(m) PrimeEnergy Resignation	47
7.3.	Conditions to Obligation of the Company	47
	(a) Representations and Warranties	47
	(b) Performance of Obligations of Parent and Merger Sub	48
	(c) Aggregate Closing Funded Debt	48
	ARTICLE VIII

	Termination
8.1.	Termination by Mutual Consent	48
8.2.	Termination by Either the Company or Parent	48
8.3.	Termination by the Company	49
8.4.	Termination by Parent	49
8.5.	Effect of Termination and Abandonment	50
8.6.	Tender Offer	51
	ARTICLE IX

	Miscellaneous and General
9.1.	Survival	52
9.2.	Modification or Amendment	52
9.3.	Waiver of Conditions	52
9.4.	Counterparts	52
9.5.	GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL; SPECIFIC PERFORMANCE	52
9.6.	Notices	54
9.7.	Entire Agreement	55
9.8.	No Third Party Beneficiaries	55
9.9.	Obligations of Parent and of the Company	56
9.10.	Transfer Taxes	56
9.11.	Definitions	56
9.12.	Severability	56
9.13.	Interpretation; Construction.	56
9.14.	Assignment	57

AGREEMENT AND PLAN OF MERGER

          AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of December 4, 2006, among McJunkin Corporation, a West Virginia corporation (the “Company”), McJ Holding Corporation, a Delaware corporation (“Parent”), and Hg Acquisition Corp., a West Virginia corporation and a wholly owned subsidiary of Parent (“Merger Sub”).

RECITALS

          WHEREAS, the respective boards of directors of each of Parent, Merger Sub and the Company have approved the merger of Merger Sub with and into the Company (the “Merger”) upon the terms and subject to the conditions set forth in this Agreement and have adopted this Agreement;

          WHEREAS, Parent is a wholly owned subsidiary of McJ Holding LLC, a Delaware limited liability company (“Holdco”);

          WHEREAS, in accordance with the terms and subject to the conditions set forth in the Contribution Agreement (as defined in Section 4.1(a)(ii)), prior to the Effective Time (as defined in Section 1.3), those certain existing shareholders of the Company listed on Schedule II (the “Major Shareholders”) and other shareholders as set forth herein will contribute to Holdco the Contribution Shares (as defined in Section 4.1(a)(ii)) held by them in exchange for Holdco Units (as defined in Section 4.1(a)(ii)) as part of a larger transaction that is intended to be governed by Sections 707 and 721 of the Internal Revenue Code of 1986, as amended (the “Code”);

          WHEREAS, in accordance with the terms and subject to the conditions set forth in the Letters of Transmittal (as defined in Section 4.1(a)(ii)), prior to the Effective Time, certain other existing shareholders of the Company will become parties to the Contribution Agreement and will contribute to Holdco the Contribution Shares held by them in exchange for Holdco Units as part of a larger transaction that is intended to be governed by Sections 707 and 721 of the Code;

          WHEREAS, in accordance with the terms and subject to the conditions set forth in the McApple Agreement (as defined in Section 5.1(c)(iv)), prior to the Effective Time, all of the existing shareholders of McJunkin Appalachian Oilfield Supply Company (“McApple”) other than the Company (the “McApple Shareholders”) will contribute to Holdco all of the shares of McApple held by them in exchange for Holdco Units and cash in a transaction that is intended to be governed by Sections 707 and 721 of the Code;

          WHEREAS, Holdco, the GSCP Members named therein (the “GSCP Members”), the Major Shareholders and the McApple Shareholders have executed and delivered a limited liability company operating agreement with respect to Holdco (the “Holdco LLC Agreement”) and a Registration Rights Agreement relating to their interests in Holdco effective as of the Effective Time (the “Registration Rights Agreement”);

          WHEREAS, the Major Shareholders have entered into an agreement pursuant to which such shareholders have agreed to take specified action in furtherance of the Merger and the other transactions contemplated by this Agreement (the “Shareholder Support Agreement”);

          WHEREAS, the Company has entered into an employment agreement with each of those persons listed in Schedule III, effective as of the Effective Time (each an “Employment Agreement”);

          WHEREAS, as soon as practicable following execution of this Agreement the existing shareholders of the Company shall vote, at a duly convened meeting of the Company’s shareholders, whether or not to approve this Agreement in accordance with its articles of incorporation and by-laws and the WVBCA (as defined in Section 1.1); and

          WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

          NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

The Merger; Closing; Effective Time

          1.1. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3) Merger Sub shall be merged with and into the Company and the separate existence of Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”), and the Company shall continue unaffected by the Merger, except as set forth in Articles II, III and IV. The Merger shall have the effects specified in the West Virginia Business Corporation Act (the “WVBCA”).

          1.2. Closing. Unless otherwise mutually agreed in writing between the Company and Parent, the closing for the Merger (the “Closing”) shall take place at the offices of Sullivan & Cromwell LLP, 125 Broad Street, New York, New York, commencing at 9:00 a.m. on the later of (a) the first business day following the day on which the last to be satisfied or waived of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement and (b) January 30, 2007. The date of the Closing is referred to herein as the “Closing Date”. For purposes of this Agreement, the term “business day” shall mean any day ending at 11:59 p.m. (Eastern Time) other than a Saturday or Sunday or a day on which banks are required or authorized to close in the City of New York.

          1.3. Effective Time. Simultaneously with the Closing, the Company and Parent will cause articles of merger (the “West Virginia Articles of Merger”) to be delivered by the Company to the Secretary of State of the State of West Virginia for filing as provided in Section 31D-11-1106(b) of the WVBCA. The Merger shall become effective at the time when the Secretary of State of the State of West Virginia has issued a certificate of merger to the Surviving Corporation (the “Effective Time”).

ARTICLE II

Articles of Incorporation and By-Laws
of the Surviving Corporation

          2.1. The Articles of Incorporation. The articles of incorporation of the Company shall be amended as a result of the Merger to read in their entirety as set forth in Annex B hereto and as so amended shall be the articles of incorporation of the Surviving Corporation (the “Articles”), until thereafter amended as provided therein or by applicable Law (as defined in Section 5.1(i)).

          2.2. The By-Laws. The by-laws of the Company shall be amended as a result of the Merger to read in their entirety as set forth in Annex C hereto and as so amended shall be the by-laws of the Surviving Corporation (the “By-Laws”), until thereafter amended as provided therein or by applicable Law.

ARTICLE III

Officers and Directors
of the Surviving Corporation

          3.1. Directors. The parties hereto shall take all actions necessary so that the directors of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Articles and the By-Laws.

          3.2. Officers. The parties hereto shall take all actions necessary so that the individuals identified by Parent immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Articles and the By-Laws.

ARTICLE IV

Effect of the Merger on Capital Stock;
Exchange of Certificates

          4.1. Effect on Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of the holder of any capital stock of the Company:

          (a) Merger Consideration.

     (i) Each share of the Class A Common Stock, par value $700.00 per share, of the Company (a “Class A Share” or collectively the “Class A Shares”) and each share of the Class B Common Stock, par value $700.00 per share, of the Company (a “Class B Share” or collectively the “Class B Shares” and together with the Class A Shares, the “Shares”) including for purposes of this Agreement, fractional Shares rounded to the nearest 1/10,000 of a Share, issued and outstanding immediately prior to the Effective Time and listed opposite a shareholder’s name in Column C of Schedule I other than (x) Shares owned by Holdco (other than Contribution Shares), Parent, Merger Sub or any other direct or indirect wholly owned subsidiary of Holdco and Shares owned by the Company or any direct or indirect wholly owned subsidiary of the Company, and in each case not held on behalf of third parties, (y) Shares that are owned by shareholders (“Dissenting Shareholders”) who have asserted their appraisal rights prior to the Effective Time pursuant to Section 31D-13-1321 of the WVBCA and thereafter exercised or remained entitled to exercise their appraisal rights under Article 13 of the WVBCA and (z) Contribution Shares (as defined in Section 4.1(a)(ii)) (each share referred to in (x), (y) and (z) above, an “Excluded Share” and collectively, “Excluded Shares”) shall be converted into the right to receive an amount in cash equal to (1) $960,000,000 divided by (2) the total number of Shares issued and outstanding immediately prior to the Effective Time (including in such calculation, all Excluded Shares referred to in subsections (y) and (z) of the definition of Excluded Shares) (the “Per Share Merger Consideration”), plus the right to receive after the Closing a portion of the proceeds of the sale of certain assets as provided in Section 6.13. Two business days prior to the Closing, the Company shall deliver to Parent a certificate setting forth the number of Shares that will be issued and outstanding immediately prior to the Effective Time.

     (ii) In accordance with the terms and subject to the conditions set forth in the Letter of Transmittal (as defined below) and the agreement attached hereto as Annex D (the “Contribution Agreement”), between Holdco and the Major Shareholders (together with all shareholders of the Company who execute and deliver to the Company a letter of transmittal substantially in the form of Annex E attached hereto (a “Letter of Transmittal”) prior to the Effective Time and who are “accredited investors” (as defined in Section 501(a) of the Securities Act of 1933, as amended), the “Continuing Shareholders”), prior to the Effective Time the Continuing Shareholders shall contribute or have contributed on their behalf by the Company to Holdco the Contribution Shares held by them in exchange for newly issued common units of Holdco (“Holdco Units”) having a value equal to the number of Contribution Shares so contributed multiplied by the Per Share Merger Consideration. The value of each Holdco Unit received in exchange for the Contribution Shares will be determined immediately prior to the Effective Time and shall be equal to the total amount of cash contributed to Holdco prior to or at the Effective Time by the GSCP Members divided by the total number of Holdco Units held by such GSCP Members as of the Effective Time after giving effect to all such cash contributions. An illustrative example of the determination of the valuation of the Holdco Units is set forth on Schedule IV attached hereto. As used in this Agreement, the term “Contribution Shares” means Shares to be contributed to Holdco in exchange for Holdco Units in accordance with the Contribution Agreement, including Shares contributed to Holdco pursuant to the Contribution Agreement by shareholders of the Company who have executed and delivered Letters of Transmittal to the Company prior to the Effective Time and who are “accredited investors” (as defined in Section 501(a) of the Securities Act of 1933, as amended).

     (iii) At the Effective Time, each of the Shares, other than Excluded Shares, shall, by virtue of the Merger and without any action of the holder thereof, cease to be outstanding, be cancelled automatically and cease to exist, and each certificate (a “Certificate”) formerly representing any of such Shares shall thereafter represent only the right to receive the Per Share Merger Consideration in cash, without interest, plus the right to receive after the Closing a portion of the proceeds of the sale of certain assets as provided in Section 6.13, for each such Share such Certificate formerly represented. At the Effective Time, each Certificate formerly representing Shares owned by Dissenting Shareholders shall thereafter represent only the right to receive the payment to which reference is made in Section 4.2(d). At the Effective Time, each Contribution Share shall, by virtue of the Merger and without any action of the holder thereof, cease to be outstanding, be cancelled automatically and shall cease to exist without payment of any consideration therefor. For the avoidance of doubt, the parties understand and agree that no portion of the Per Share Merger Consideration shall be paid in cash in respect of the Contribution Shares, and that instead such Contribution Shares shall only entitle the Continuing Shareholders to receive Holdco Units in exchange therefor as provided herein, in the Contribution Agreement and in the Letter of Transmittal.

     (iv) The Company shall arrange for each Company Advisor (as defined below) to deliver to the Company a final invoice for all fees, costs and expenses paid or payable by the Company or any of its Subsidiaries in connection with this Agreement, the agreements and documents referenced herein, and the transactions contemplated hereby and thereby forty—eight (48) hours prior to the proposed Closing Date. Each such invoice shall provide that except for the amounts set forth in such invoice, such Company Advisor is not and will not be owed by the Company or any of its Subsidiaries, any fees, costs or expenses in connection with this Agreement, the agreements and documents referenced herein, and the transaction contemplated hereby and thereby, and each such invoice shall be in a form reasonably satisfactory to Parent. To the extent the aggregate amount of these fees, costs and expenses set forth on such invoices exceeds $11,500,000, the $960,000,000 referred to in Section 4.1(a)(i)(1) shall be reduced by an amount equal to such aggregate excess. For purposes of this Agreement, “Company Advisors” means Lehman Brothers Inc., Raymond James & Associates, Inc., Sullivan & Cromwell LLP, Bowles Rice McDavid Graff & Love LLP and Goodwin & Goodwin LLP.

          (b) Cancellation of Excluded Shares. Each Excluded Share referred to in clause 4.1(a)(i)(x) or 4.1(a)(i)(y) shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, be cancelled automatically and cease to exist without payment of any consideration therefor (except, in the case of Excluded Shares referred to in Section 4.1(a)(i)(y), as provided in Article 13 of the WVBCA).

          (c) Merger Sub. At the Effective Time, each share of Common Stock, par value $1.00 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, par value $1.00 per share, of the Surviving Corporation (a “Surviving Corporation Share” and collectively the “Surviving Corporation Shares”).

          4.2. Exchange of Certificates.

          (a) Exchange Procedures. At or after the Effective Time, each holder of an outstanding Certificate or Certificates formerly representing any of the Shares (other than Excluded Shares) shall surrender to the Surviving Corporation each of such holder’s Certificate or Certificates (or affidavit of lost certificate in lieu thereof as provided in Section 4.2(c)), together with a duly executed Letter of Transmittal and, upon acceptance thereof by the Surviving Corporation, be entitled to the amount of cash into which such holder’s Shares have been converted pursuant to this Agreement plus the right to receive after the Closing a portion of the proceeds of the sale of certain assets as provided in Section 6.13. Until surrendered as contemplated by this Section 4.2(a), each Certificate formerly representing Shares (other than Excluded Shares) shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Per Share Merger Consideration in cash, plus the right to receive after the Closing a portion of the proceeds of the sale of certain assets as provided in Section 6.13, with respect to each such Share represented by such Certificate as contemplated by Section 4.1(a)(i). No interest will be paid or accrued on any amount payable upon due surrender of the Certificates. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, a check for any cash to be exchanged upon due surrender of the Certificate may be issued to such transferee if the Certificate formerly representing such Shares is presented to the Surviving Corporation, accompanied by all documents required to evidence and effect such transfer and to evidence that any stock transfer taxes have been paid or are not applicable. No dividends or other distributions with respect to Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the Shares represented thereby.

          (b) Transfers. From and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the Shares that were outstanding immediately prior to the Effective Time (including, for the avoidance of doubt, the Excluded Shares). If, after the Effective Time, any Certificate (other than any Certificate evidencing Excluded Shares) is presented to the Surviving Corporation for transfer, it shall be cancelled and exchanged for the aggregate Per Share Merger Consideration in cash to which the holder thereof is entitled pursuant to this Article IV plus the right to receive after the Closing a portion of the proceeds of the sale of certain assets as provided in Section 6.13.

          (c) Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in customary amount and upon such terms as may be required by Parent as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Surviving Corporation will issue a check in the amount (after giving effect to any required Tax (as defined in Section 5.1(n)) withholdings as provided in Section 4.2(e) equal to the number of Shares (other than Contribution Shares) represented by such lost, stolen or destroyed Certificate multiplied by the Per Share Merger Consideration and, with respect to Contribution Shares represented by such lost, stolen or destroyed Certificate, Parent will cause Holdco to issue a number of Holdco Units in respect of such Shares determined in accordance with Section 4.1(a)(ii) above. As used in this Agreement, “Person” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity (as defined in Section 5.1(d)(i)) or other entity of any kind or nature.

          (d) Appraisal Rights. No Person who has asserted appraisal rights pursuant to Section 31D-13-1321 of the WVBCA shall be entitled to receive the Per Share Merger Consideration with respect to the Shares owned by such Person unless and until such Person shall have effectively withdrawn or lost such Person’s right to appraisal under Article 13 of the WVBCA. Each Dissenting Shareholder shall be entitled to receive only the payment provided under Article 13 of the WVBCA with respect to Shares owned by such Dissenting Shareholder. The Company shall give Parent prompt notice of any written demands for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Law that are received by the Company relating to shareholders’ rights of appraisal. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal, offer to settle or settle any such demands or approve any withdrawal of any such demands.

          (e) Withholding Rights. Each of Parent and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code; or any other applicable state, local or foreign Tax law. To the extent that amounts are so withheld by Parent or the Surviving Corporation, as the case may be, such withheld amounts (i) shall be remitted by Parent or the Surviving Corporation, as applicable, to the applicable Governmental Entity, and (ii) shall be treated for all purposes of this Agreement as having been paid to the holder of Shares in respect of which such deduction and withholding was made by Parent or the Surviving Corporation, as the case may be.

ARTICLE V

Representations and Warranties

          5.1. Representations and Warranties of the Company. Except as set forth in the corresponding sections of the disclosure letter delivered to Parent by the Company prior to entering into this Agreement (the “Company Disclosure Letter”) (it being agreed that disclosure of any item in any section of the Company Disclosure Letter shall be deemed disclosure with respect to any other section to which the relevance of such item is reasonably apparent), the Company hereby represents and warrants to Parent and Merger Sub that:

          (a) Organization, Good Standing and Qualification. Each of the Company and its Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in good standing, or to have such power or authority, are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect (as defined below). The Company has made available to Parent complete and correct copies of the Company’s and its Subsidiaries’ articles of incorporation and by-laws or comparable governing documents, each as amended to the date hereof, and each as so delivered is in full force and effect. Section 5.1(a) of the Company Disclosure Letter contains a correct and complete list of each jurisdiction where the Company and its Subsidiaries are organized and qualified to do business. McJunkin-Nigeria, Ltd. (Nigeria) is not and has never engaged in business in Nigeria or in any other location and does not have any assets or liabilities. As used in this Agreement, the term (i) “Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such Person and/or by one or more of its Subsidiaries; for the avoidance of doubt, the parties agree that Hansford Associates Limited Partnership, a West Virginia limited partnership, is not a Subsidiary of the Company for purposes of this Agreement, and (ii) “Company Material Adverse Effect” means a material adverse effect on the financial condition, properties, assets, liabilities, business or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that none of the following, in and of itself or themselves, shall constitute a Company Material Adverse Effect:

          (A) changes in the economy or financial markets generally in the United States or other countries in which the Company conducts material operations or that are the result of acts of war or terrorism;

          (B) changes that are the result of factors generally affecting the principal industries in which the Company and its Subsidiaries operate;

          (C) any loss of, or adverse change in, the relationship of the Company with its customers, employees or suppliers caused by the announcement of the transactions contemplated by this Agreement; and

          (D) changes in United States generally accepted accounting principles or in any statute, rule or regulation unrelated to the Merger and of general applicability after the date hereof;

provided, further, that, with respect to clauses (A), (B) and (D), such change, event, circumstance or development may be taken into consideration for purposes of determining if a Material Adverse Effect has occurred if such change, event, circumstance or development (i) primarily relates only to (or have the effect of primarily relating only to) the Company and its Subsidiaries or (ii) disproportionately adversely affects the Company and its Subsidiaries compared to other companies of similar size operating in the principal industries in which the Company and its Subsidiaries operate.

          (b) Capital Structure.

     (i) The authorized capital stock of the Company consists of (x) 37,860 Class A Shares, of which 16,940 Class A Shares were issued and outstanding as of the date of this Agreement and (y) 5,000 Class B Shares, of which 570 Class B Shares were issued and outstanding as of the date of this Agreement. All of the outstanding Shares have been duly authorized and are validly issued, fully paid and nonassessable. The Company has no Shares reserved for issuance. Each of the outstanding shares of capital stock or other securities of each of the Company’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and owned by the Company or by a direct or indirect wholly owned Subsidiary of the Company, free and clear of any lien, charge, pledge, security interest, claim or other encumbrance (each, a “Lien”). There are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company or any of its Subsidiaries to issue or sell any Shares or any shares of capital stock or other securities of the Company or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any Shares or any securities of the Company or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the shareholders of the Company on any matter.

     (ii) Section 5.1(b) of the Company Disclosure Letter sets forth (x) each of the Company’s Subsidiaries and the ownership interest of the Company in each such Subsidiary, as well as the ownership interest of any other Person or Persons in each such Subsidiary and (y) the Company’s or its Subsidiaries’ capital stock, voting or equity interest or other direct or indirect ownership interest in any other Person. With respect to each Person identified on Section 5.1(b)(iv)(y) of the Company Disclosure Letter as an entity which is not a Subsidiary of the Company and is identified as an investment therein (each such entity, a “Minority Investment”), the Company has delivered to Parent copies of all Contracts and other documents to which the Company or any of its Subsidiaries is a party that was entered into or relates in any way to any Minority Investment. Neither the Company nor any of its Subsidiaries is obligated to make any capital contribution or to assume or otherwise become liable for any debts or obligations or make any other payments with respect to any of the Minority Investments.

     (iii) Neither the Company nor any of its Subsidiaries conducts any business with, or is a party to any Contract or arrangement with, PrimeEnergy Corporation. Other than restrictions pursuant to applicable Law, there are no restrictions on the ability of the Company or any of its Subsidiaries to sell any of the shares of common stock of PrimeEnergy Corporation that the Company or any of its Subsidiaries holds.

          (c) Corporate Authority; Approval and Fairness.

     (i) The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and the Shareholder Support Agreement, subject, in the case of this Agreement only to obtaining approval and adoption of this Agreement and the Merger by the Company’s shareholders (the “Company Requisite Vote”) and to consummate the Merger. This Agreement and the Shareholder Support Agreement have been duly executed and delivered by the Company and constitute valid and binding agreements of the Company enforceable against the Company in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

     (ii) The board of directors of the Company has (A) adopted this Agreement and approved the Merger and the other transactions contemplated hereby and resolved to transmit a recommendation to the holders of the Shares that such holders approve this Agreement (the “Company Recommendation”) and (B) directed that this Agreement be submitted to the holders of the Shares for their approval. A special committee of the Board of Directors has received the opinion of its financial advisor, Raymond James & Associates, Inc., to the effect that the Per Share Merger Consideration to be received in the Merger by the non-management holders (i.e. all holders except Parent, Parent’s Subsidiaries, E. Gaines Wehrle, Michael H. Wehrle, M. Chilton Wehrle Mueller, Stephen D. Wehrle, and H.B. Wehrle, III) of the Shares is fair, as of the date of such opinion, to such holders. It is agreed and understood that such opinion is for the benefit of special committee of the Company’s Board of Directors and may not be relied on by Parent or Merger Sub.

     (iii) The Major Shareholders and the Company have executed and delivered to Parent and Merger Sub the Shareholder Support Agreement and the Major Shareholders and the Company have executed and delivered to Holdco the Contribution Agreement.

     (iv) Each McApple Shareholder has executed and delivered to Holdco the contribution agreement (the “McApple Agreement”) substantially in the form set forth in Annex F. As of the Effective Time, Holdco will directly or indirectly own 100% of the equity interests of McApple.

     (v) Each of the Persons listed on Schedule III has executed and delivered to the Company an Employment Agreement which will be effective on the Closing.

     (vi) Birchwood LLC, Ridgeway LLC, Greenbrier Petroleum Company and Ruffner Realty Company have executed an agreement by which Greenbrier Petroleum Company and Ruffner Realty Company have resigned as partners of Hillcrest Associates and Birchwood LLC and Ridgeway LLC have survived as partners of Hillcrest Associates.

     (vii) E. Gaines Wehrle has executed and delivered to the Company a letter of resignation from the board of directors of PrimeEnergy Corporation which will be effective on the Closing, which letter has been accepted and agreed to by the Company, and is attached hereto as Annex H.

     (viii) The Company and E. Gaines Wehrle have executed and delivered to each other a letter agreement whereby E. Gaines Wehrle agrees to purchase the Company’s 19/60 percentage interest in Vision Exploration & Production Co., L.L.C. (“Vision Letter Agreement”), subject to the consummation of the Merger, which agreement is attached hereto as Annex I.

          (d) Governmental Filings; No Violations; Certain Contracts.

     (i) Other than the filing of the West Virginia Articles of Merger with the Secretary of State of West Virginia pursuant to Section 1.3 and the filing under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), no notices, reports or other filings are required to be made by the Company with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Company from, any domestic or foreign governmental or regulatory authority, agency, commission, body, court or other legislative, executive or judicial governmental entity (each, a “Governmental Entity”), in connection with the execution, delivery and performance of this Agreement and the Shareholder Support Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated hereby and thereby, or in connection with the continuing operation of the business of the Company and its Subsidiaries following the Effective Time, except those for which the failure to obtain such consent, approval or waiver is not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect.

     (ii) The execution, delivery and performance of this Agreement and the Shareholder Support Agreement by the Company do not, and the consummation of the Merger and the other transactions contemplated hereby and thereby will not, constitute or result in (A) a breach or violation of, or a default under, the articles of incorporation or by-laws of the Company or the comparable governing instruments of any of its Subsidiaries, (B) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or a default under, the creation or acceleration of any obligations or the creation of a Lien on any of the assets of the Company or any of its Subsidiaries pursuant to any agreement, lease, license, contract, note, mortgage, indenture, arrangement or other obligation (each, a “Contract”) binding upon the Company or any of its Subsidiaries or, assuming (solely with respect to performance of this Agreement and consummation of the Merger and the other transactions contemplated hereby) the filing of the West Virginia Articles of Merger with the Secretary of State of West Virginia and the requisite filing under the HSR Act, under any Law to which the Company or any of its Subsidiaries is subject, or (C) any change in the rights or obligations of any party under any Contract binding on the Company or any of its Subsidiaries, except, in the case of clause (B) or (C) above, for any such breach, violation, termination, default, creation, acceleration or change that, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect.

     (iii) Neither the Company nor any of its Subsidiaries is a party to or bound by any non-competition Contracts or other Contract that purports to limit either the type of business in which the Company or its Affiliates (or, after giving effect to the Merger, Parent or its Affiliates) may engage or the manner or locations in which any of them may so engage in any business (for the avoidance of doubt, distribution agreements and similar Contracts entered into in the ordinary course of business consistent with past practice shall not be deemed to be “non-competition contracts” provided that such distribution agreements or similar Contracts do not in any way restrict Parent, Holdco or any of their Affiliates after consummation of the Merger). As used in this Agreement the term “Affiliate” means, with respect to any Person, any other Person controlling, controlled by or under common control with such Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise. For the avoidance of doubt, the parties agree that Hansford Associates Limited Partnership, a West Virginia limited partnership, is, and at all times will be, considered an Affiliate of the Company for purposes of this Agreement.

          (e) Financial Statements. The Company has delivered to Parent copies of (a) the audited consolidated financial statements and other financial information for the Company and its consolidated Subsidiaries as of December 31, 2003, December 31, 2004 and December 31, 2005 and for the fiscal years then ended (the “Audited Financial Statements”), and (b) the unaudited consolidated financial statements and other financial information for the Company and its consolidated Subsidiaries for the nine-month period ending September 30, 2006 (collectively, the “Financial Statements”). Each of the consolidated balance sheets included in the Financial Statements (including any related notes and schedules) fairly presents in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of its date and each of the consolidated statements of income, shareholders’ equity and cash flows included in the Financial Statements (including any related notes and schedules) fairly presents in all material respects the consolidated results of operations and cash flows of the Company and its consolidated Subsidiaries for the periods then ended, in each case in conformity with United States generally accepted accounting principles (“GAAP”), subject in the case of the unaudited financial statements to (i) the absence of footnote disclosures and other presentation items and (ii) changes resulting from normal de minimis year-end adjustments. The audit reports with respect to the Audited Financial Statements are not subject to any qualification.

          (f) Absence of Certain Changes. Since December 31, 2005, the Company and its Subsidiaries have conducted their respective businesses only in, and have not engaged in any material transaction other than according to the ordinary and usual course of such businesses and there has not been, with respect to the Company or any of its Subsidiaries:

     (i) any change adopted or proposed to its articles of incorporation or by-laws or other applicable governance instruments;

     (ii) any change in the financial condition, properties, assets, liabilities, business or results of their operations or any event, change, development or state of facts which, individually or in the aggregate, has had or is reasonably likely to have a Company Material Adverse Effect;

     (iii) any material damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by the Company or any of its Subsidiaries, whether or not covered by insurance;

     (iv) other than regular quarterly dividends on the Shares paid in the first three quarters of 2006 consistent with past practice which did not exceed $200,000 in the aggregate per quarter and a special dividend paid in the first quarter of 2006 in the aggregate amount of $26,216,000, any declaration, setting aside or payment of any dividend or other distribution, with respect to any shares of capital stock of the Company or any of its Subsidiaries (except for dividends or other distributions by any direct or indirect wholly owned Subsidiary of the Company to the Company or to any wholly owned Subsidiary of the Company), any repurchase, redemption or other acquisition by the Company or any of its Subsidiaries, or any issuance, sale, pledge, disposal of, grant, transfer, lease, license, guarantee or encumbrance of, any shares of capital stock or other securities of the Company or any of its Subsidiaries;

     (v) any material change in any method of accounting or accounting practice by the Company or any of its Subsidiaries or change in the independent accountants of the Company or any of its Subsidiaries;

     (vi) any merger or consolidation of the Company or any of its Subsidiaries with any other Person, or restructuring, reorganization or complete or partial liquidation of the Company or any of its Subsidiaries or entry into any other agreements or arrangements imposing material restrictions on its assets, operations or businesses;

     (vii) any acquisition of assets outside of the ordinary course of business consistent with past practice from any other Person with a value or purchase price in the aggregate in excess of $5 million in any transaction or series of related transactions, other than acquisitions pursuant to Contracts in effect as of the date of this Agreement;

     (viii) any Lien incurred or created which is material to the Company or any of its Subsidiaries on any assets of the Company or any of its Subsidiaries having a value in excess of $5 million;

     (ix) any loans, advances or capital contributions to or investments in any Person in excess of $5 million in the aggregate;

     (x) entry into any agreement with respect to the voting of its capital stock, other than as contemplated by this Agreement;

     (xi) any incurrence of indebtedness for borrowed money (other than borrowings under the Company’s existing working capital debt facilities in the ordinary course of business consistent with past practice to fund working capital of the Company) or any guarantee of any indebtedness of another Person or the issuance or sale of any debt securities or warrants or other rights to acquire any debt security of the Company or any of its Subsidiaries;

     (xii) any capital expenditures in excess of $6 million in the aggregate;

     (xiii) any material Tax election made, any material position taken on any material Tax Return or any material tax accounting method adopted that is inconsistent with positions taken or methods used in preparing or filing similar Tax Returns in prior periods, or any material Tax controversy settled or resolved;

     (xiv) any transfer, sale, lease, license, mortgage, pledge, surrender, encumbrance, divestiture, cancellation, abandonment or lapse or expiration or other disposition of any assets, product lines or businesses of the Company or its Subsidiaries, other than pursuant to Contracts in effect prior to the date of this Agreement and except in connection with services provided in the ordinary course of business consistent with past practice and sales of obsolete assets and except for sales, leases, licenses or other dispositions of assets with a fair market value not in excess of $5 million in the aggregate;

     (xv) except as otherwise required by applicable Law, (i) any increase in the compensation, bonus or pension or welfare benefits of (other than those increases in the ordinary course consistent with past practice (A) to employees below the Senior Vice President level or (B) resulting from the Company’s improved performance, based on existing 2005 incentive formulas), or any new equity awards made to, any director, officer or employee of the Company or any of its Subsidiaries, (ii) any establishment, adoption, amendment or termination of any Benefit Plan (as defined in Section 5.1(h)(i)) or amendment to the terms of any outstanding equity-based awards, or (iii) any action taken to accelerate the vesting or payment, or funding or in any other way securing the payment, of compensation or benefits under any Benefit Plan, to the extent not already provided in any such Benefit Plan;

     (xvi) entry into any Contract or any amendment or modification of any Contract with any officer, director or Affiliate of the Company or its Subsidiaries other than as expressly contemplated by this Agreement; or

     (xvii) any agreement to do any of the foregoing.

          (g) Litigation and Liabilities. (i) There are no (a) civil, criminal or administrative actions, information requests, suits, claims, hearings, arbitrations, investigations or other proceedings (collectively, “Claims”) pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or (b) except as reflected or reserved against in the Company’s audited consolidated balance sheet for the year ending December 31, 2005 (and the notes thereto) and for obligations or liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2005 (and reflected or reserved against in the Company’s unaudited consolidated balance sheet for the nine months ended September 30, 2006, to the extent incurred prior to such date), obligations or liabilities of the Company or any of its Subsidiaries, whether or not accrued, contingent or otherwise and whether or not required to be disclosed, or any other facts or circumstances of which the Company has knowledge that is reasonably likely to result in any Claims against, or obligations or liabilities of, the Company or any of its Subsidiaries, including those relating to matters involving any Environmental Law (as defined in Section 5.1(m)), except for those that are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect. (ii) Neither the execution of this Agreement or the Shareholder Support Agreement nor the consummation of any of the transactions contemplated hereunder or thereunder waives, modifies, compromises or extinguishes any of the Company’s rights with respect to (A) any insurance coverage relating to any actions, suits or claims against the Company or any of its Subsidiaries alleging personal injury or property damage arising from exposure to asbestos or asbestos-containing materials, or (B) any agreements, understandings or arrangements relating to any such coverage, except in the case of (A) or (B) as is not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect. (iii) The defense of all actions, suits or claims currently pending against the Company or any of its Subsidiaries alleging personal injury or property damage arising from exposure to asbestos or asbestos-containing materials have been assumed by the Company’s insurers. As used in this Agreement, the term “knowledge” with respect to the Company shall mean the actual knowledge of Michael Wehrle, H.B. Wehrle III, E. Gaines Wehrle, Steven D. Wehrle, James F. Underhill, David Fox, III, Cody Mueller or Theresa Dudding after reasonable inquiry. Neither the Company nor any of its Subsidiaries is a party to or subject to the provisions of any judgment, order, writ, injunction, decree or award of any Governmental Entity which is, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect.

          (h) Employee Benefits.

     (i) All material benefit, employment, retention, transaction, severance, change in control and compensation plans, contracts, policies or arrangements covering current or former employees of the Company and its subsidiaries (the “Employees”) and current or former directors of the Company or any of its Subsidiaries, or with respect to which the Company or any of its Subsidiaries could have any liability including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and deferred compensation, severance, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans (the “Benefit Plans”) are listed on Schedule 5.1(h)(i) of the Company Disclosure Letter, and each Benefit Plan which has received a favorable opinion letter from the Internal Revenue Service National Office, has been separately identified. True and complete copies of all Benefit Plans listed on Schedule 5.1(h)(i) of the Company Disclosure Letter have been made available to Parent.

     (ii) To the knowledge of the Company, all Benefit Plans, other than “multiemployer plans” within the meaning of Section 3(37) of ERISA (each, a “Multiemployer Plan”) (collectively, “Company Benefit Plans”) are in compliance in all material respects with their terms and ERISA, the Code and other applicable Laws. Each Company Benefit Plan which is subject to ERISA (an “ERISA Plan”) that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the Internal Revenue Service (the “IRS”) covering all tax law changes prior to the Economic Growth and Tax Relief Reconciliation Act of 2001 or has applied to the IRS for such favorable determination letter within the applicable remedial amendment period under Section 401(b) of the Code, and to the knowledge of the Company no circumstances are likely to result in the loss of the qualification of such Company Benefit Plan under Section 401(a) of the Code. No Benefit Plan which is a Multiemployer Plan is insolvent or is in reorganization within the meaning of Part 3 of Subtitle E of Title IV of ERISA and to the Company’s knowledge no condition exists which presents a risk of any Multiemployer Plan becoming insolvent or going into reorganization. Neither the Company nor any of its Subsidiaries has engaged in a transaction with respect to any ERISA Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject the Company or any Subsidiary to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which would be material.

     (iii) No material liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by the Company or any of its Subsidiaries with respect to any on-going, frozen or terminated Company Benefit Plan or with respect to the single-employer plan of any entity which is considered one employer with the Company under Section 4001 of ERISA or Section 414 of the Code (an “ERISA Affiliate”). Other than the Company and its Subsidiaries, neither the Company nor any of its Subsidiaries has any ERISA Affiliates nor any liability with respect to any entity that previously was an ERISA Affiliate. The Company and its Subsidiaries have not incurred and do not expect to incur any material withdrawal liability with respect to a Multiemployer Plan under Subtitle E of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate).

     (iv) As of the date hereof, there is no material pending or, to the knowledge of the Company threatened, litigation or dispute relating to the Benefit Plans or by a current or former employee against the Company or any of its Subsidiaries, other than routine claims for benefits. No Benefit Plan is under audit, investigation or similar proceeding by the IRS, the Department of Labor, the Pension Benefit Guarantee Corporation or any other Governmental Entity and, to the knowledge of the Company, no such audit, investigation or proceeding is pending. Neither the Company nor any of its Subsidiaries has any obligations for retiree health or life benefits under any ERISA Plan or collective bargaining agreement or has obligations to any Employee (either individually or Employees as a group) that such Employee(s) would be provided with such retiree health or life benefits upon their retirement or termination of employment, except to the extent required by Section 4980B of the Code.

     (v) Neither the execution of this Agreement, shareholder approval of this Agreement nor the consummation of the transactions contemplated hereby will (x) entitle any employees of the Company or any of its Subsidiaries to severance pay or any material increase in severance pay upon any termination of employment after the date hereof, or (y) accelerate the time of payment or vesting, or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable, or result in any other material obligation pursuant to, any of the Benefit Plans or (z) result in the triggering or imposition of any restrictions or limitation on the right of the Company to amend or terminate any Benefit Plan. Except as set forth in Section 5.1(h)(v) of the Company Disclosure Letter, no payment or benefit which will or may be made by Parent, the Company or any of its Subsidiaries with respect to any Employee will be characterized as an “excess parachute payment,” within the meaning of Section 280G(b)(1) of the Code.

     (vi) None of the Benefit Plans, if administered in accordance with their terms, could result in the imposition of interest or an additional tax on any participant thereunder pursuant to Section 409A of the Code.

          (i) Compliance with Laws; Licenses. The businesses of each of the Company and its Subsidiaries have not been, and are not being, conducted in violation of any federal, state, local or foreign law (including the Foreign Corrupt Practices Act of 1977, as amended), statute or ordinance, common law, or any rule, regulation, standard, judgment, order, writ, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Entity (collectively, “Laws”), except for violations that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect. Except with respect to regulatory matters covered by Section 6.5, no investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or, to the knowledge of the Company, threatened, nor has any Governmental Entity indicated an intention to conduct the same, except for those the outcome of which are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect. To the knowledge of the Company, no material change is required in the Company’s or any of its Subsidiaries’ processes, properties or procedures in connection with any such Laws, and the Company has not received any notice or communication of any material noncompliance with any such Laws that has not been cured as of the date hereof. The Company and its Subsidiaries each has obtained and is in compliance with all permits, licenses, certifications, approvals, registrations, consents, authorizations, franchises, variances, exemptions and orders issued or granted by a Governmental Entity necessary to conduct its business as presently conducted, except those the absence of which is not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect.

          (j) Material Contracts and Government Contracts.

     (i) As of the date of this Agreement and except as otherwise expressly contemplated by this Agreement, neither the Company nor any of its Subsidiaries is a party to or bound by:

          (A) any individual lease of real or personal property providing for annual rentals of $5 million or more;

          (B) any Contract with any Governmental Entity or any Contract (other than purchase orders entered into the ordinary course of business consistent with past practice) that is reasonably likely to require either (x) annual payments to or from the Company and its Subsidiaries of more than $5 million or (y) aggregate payments to or from the Company and its Subsidiaries of more than $5 million;

          (C) other than with respect to any partnership that is wholly owned by the Company or any wholly owned Subsidiary of the Company, any partnership, joint venture or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture material to the Company or any of its Subsidiaries or in which the Company owns more than a 15% voting or economic interest, or any interest valued at more than $5 million without regard to percentage voting or economic interest;

          (D) any Contract (other than among direct or indirect wholly owned Subsidiaries of the Company) relating to indebtedness for borrowed money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset) in excess of $5 million;

          (E) any non-competition Contract or other Contract that purports to limit either the type of business in which the Company or its Subsidiaries or, after consummation of the Merger, Parent, Holdco or any of their respective Affiliates may engage or the manner or locations in which any of them may so engage in any business (for the avoidance of doubt, distribution agreements and similar Contracts entered into in the ordinary course of business consistent with past practice shall not be deemed to be “non-competition contracts” provided that such distribution agreements or similar Contracts do not in any way restrict Parent, Holdco or any of their Affiliates after consummation of the Merger);

          (F) any Contract containing a standstill or similar agreement pursuant to which one party has agreed not to acquire assets or securities of the other party or any of its Affiliates;

          (G) any Contract with any Affiliate, director or officer of the Company, any Affiliate, director or officer of any Subsidiary of the Company, or any Person beneficially owning five percent or more of the outstanding Shares or of the outstanding shares of any Subsidiary of the Company;

          (H) any Contract providing for indemnification by the Company or any of its Subsidiaries of any Person, except for any such Contract that is (x) not material to the Company or any of its Subsidiaries or is a purchase order and (y) entered into in the ordinary course of business consistent with past practice;

          (I) any Contract that contains a put, call or similar right pursuant to which the Company or any of its Subsidiaries could be required to purchase or sell, as applicable, any equity interests of any Person or assets that have a fair market value or purchase price of more than $5 million; and

          (J) any other Contract or group of related Contracts that, if terminated or subject to a default by any party thereto, is, individually or in the aggregate, reasonably likely to result in a Company Material Adverse Effect (the Contracts described in clauses (A) — (J), together with all exhibits and schedules to such Contracts, being the “Material Contracts”).

     (ii) A copy of each Material Contract has previously been delivered or made available to Parent and each Material Contract is a valid and binding agreement of the Company or one of its Subsidiaries, as the case may be, and is in full force and effect, and neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any other party thereto is in default or breach in any respect under the terms of any such agreement, contract, plan, lease, arrangement or commitment.

          (k) Real Property.

     (i) With respect to the real property owned by the Company or its Subsidiaries (the “Owned Real Property”), (A) the Company or one of its Subsidiaries, as applicable, has good and marketable title to the Owned Real Property, free and clear of any Encumbrance, (B) there are no outstanding options or rights of first refusal to purchase the Owned Real Property, or any portion thereof or interest therein, and (C) neither the Company nor any of its Subsidiaries leases Owned Real Property to anyone else.

     (ii) With respect to the real property leased or subleased to the Company or its Subsidiaries (the “Leased Real Property”), the lease or sublease for such property is valid, legally binding, enforceable and in full force and effect, and none of the Company or any of its Subsidiaries is in material breach of or default under such lease or sublease, and no event has occurred which, with notice, lapse of time or both, would constitute a breach or default by any of the Company or its Subsidiaries or permit termination, modification or acceleration by any third party thereunder.

     (iii) Section 5.1(k)(iii) of the Company Disclosure Letter contains a true and complete list of all Owned Real Property and Leased Real Property. Section 5.1(k)(iii) of the Company Disclosure Letter sets forth a correct street address and such other information as is reasonably necessary to identify each parcel of Owned Real Property.

     (iv) For purposes of this Section 5.1(k) only, “Encumbrance” means any mortgage, lien, pledge, charge, security interest, easement, covenant, or other restriction or title matter or encumbrance of any kind in respect of such asset but specifically excludes (a) specified encumbrances described in Section 5.1(k)(iv) of the Company Disclosure Letter; (b) encumbrances for current Taxes or other governmental charges not yet due and payable; (c) mechanics’, carriers’, workmen’s, repairmen’s or other like encumbrances arising or incurred in the ordinary course of business consistent with past practice relating to obligations as to which there is no default on the part of the Company, or the validity or amount of which is being contested in good faith by appropriate proceedings; (d) other encumbrances that do not, individually or in the aggregate, materially impair the continued use, operation, value or marketability of the specific parcel of Owned Real Property to which they relate or the conduct of the business of the Company and its Subsidiaries as presently conducted; (e) restrictions or exclusions which would be shown by a current title report or similar report; and (f) any condition or other matter, if any, that may be shown or disclosed by a current and accurate survey or physical inspection.

          (l) Takeover Statutes. No “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation (each, a “Takeover Statute”) or any anti-takeover provision in the Company’s articles of incorporation or by-laws is applicable to the Company, the Shares, the Merger or the other transactions contemplated by this Agreement.

          (m) Environmental Matters.

     (i) Except as is not reasonably likely to have a Company Material Adverse Effect: (A) the Company and its Subsidiaries are, and have since January 1, 2001, been in compliance with all applicable Environmental Law; (B) the Company and its Subsidiaries possess all permits, licenses, registrations, identification numbers, authorizations and approvals required under applicable Environmental Laws for the operation of the business as presently conducted; (C) neither the Company nor any of its Subsidiaries has received any claim, notice of violation, citation or other communication concerning any violation or alleged violation of, or liability under, any applicable Environmental Law which has not been fully resolved, imposing no outstanding liability or obligation on the Company or any of its Subsidiaries; (D) there are no writs, injunctions, decrees, orders or judgments outstanding, or any actions, suits, proceedings, inquiries, information requests, or investigations pending or, to the knowledge of the Company, threatened, concerning compliance by the Company or any of its Subsidiaries with, or liability of the Company or any of its Subsidiaries under, any Environmental Law; and (E) there are no Hazardous Substances at, on, under, or migrating to or from, the Owned Real Property, the Leased Real Property, or, the knowledge of the Company, any real property formerly owned, leased or operated by the Company, any of its Subsidiaries (the “Former Real Property”), in each case, which is reasonably expected to result in liability to the Company or any Subsidiary under Environmental Law.

     (ii) The Company has made available to Purchaser true and complete copies of any material reports, site assessments, tests, or monitoring possessed by the Company or any of its Subsidiaries (A) pertaining to Hazardous Substances at, on, under, or migrating to or from, any Owned Property, Leased Property or Former Real Property, or (B) concerning compliance by the Company or any of its Subsidiaries with Environmental Law or their liability thereunder.

     (iii) Notwithstanding any other representation and warranty in Article V, the representations and warranties contained in this Section 5.1(m) and in Section 5.1(g) constitute the sole representations and warranties of Sellers relating to any Environmental Law.

          As used in this Agreement, (i) the term “Environmental Law” means any applicable law (including common law), regulation, code, license, permit, order, judgment, decree or injunction from any Governmental Entity relating to (A) the protection of the environment (including air, water, soil and natural resources), (B) the use, storage, handling, release or disposal of or exposure to hazardous substances, or (C) occupational health or safety as it relates to Hazardous Substance handling or exposure, in each case as presently in effect, and (ii) “Hazardous Substance” means any substance listed, defined, designated or classified as a pollutant or contaminant or as hazardous, toxic or radioactive under any applicable Environmental Law, including, without limitation, petroleum and any derivative or by-products thereof and asbestos and asbestos-containing materials.

          (n) Taxes. The Company and each of its Subsidiaries (i) have prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all Tax Returns (as defined below) required to be filed by any of them and all such filed Tax Returns are complete and accurate in all material respects; (ii) have paid all Taxes (as defined below) that are shown as due on such filed Tax Returns (or that are otherwise due and payable) or that the Company or any of its Subsidiaries are obligated to withhold from amounts owing to any employee, creditor or third party, except with respect to matters contested in good faith and for which adequate reserves have been established in accordance with GAAP; and (iii) have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. As of the date hereof, there are not pending or, to the knowledge of the Company, threatened, any audits, examinations, investigations or other proceedings in respect of Taxes or Tax matters. There are not, to the knowledge of the Company, any material unresolved questions or claims concerning the Company’s or any of its Subsidiaries’ Tax liability. The Company has made available to Parent true and correct copies of the United States federal income Tax Returns filed by the Company and its Subsidiaries for each of the three most recent fiscal years. The consolidated United States federal income Tax Returns of the Company have been examined, or the statutes of limitations have closed, with respect to all taxable years through and including 2004. To the knowledge of the Company, no claim has been made in the previous five years by a taxing authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction. Neither the Company nor any of its Subsidiaries has any liability for Taxes of any Person (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6, any comparable provision of U.S., state, local or foreign law, or otherwise. Neither the Company nor any of its Subsidiaries has been a party to a “reportable transaction” (as that term is defined in Treasury Regulation Section 1.6011-4(b)(1)). Neither the Company nor any of its Subsidiaries is a party to any Tax sharing agreement (with any Person other than the Company and/or any of its Subsidiaries). Neither the Company nor any of its Subsidiaries has been a party to any distribution occurring during the last 30 months in which the parties to such distribution treated the distribution as one to which Section 355 of the Code (or any similar provision of state, local or foreign law) applied. Each material Tax election made by the Company or any of its Subsidiaries has been timely and properly made.

          As used in this Agreement, (i) the term “Tax” (including, with correlative meaning, the term “Taxes”) includes all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, and (ii) the term “Tax Return” includes all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Tax authority relating to Taxes.

          (o) Labor Matters.

     (i) To the knowledge of the Company, there is no organizational effort currently being made or threatened on behalf of any labor organization to organize the employees of the Company or any of its Subsidiaries, nor a demand for recognition of any of the employees of the Company or any of its Subsidiaries on behalf of any labor organization within the last two (2) years; nor is the Company or any of its Subsidiaries the subject of any material proceeding asserting that the Company or any of its Subsidiaries has committed an unfair labor practice within the meaning of the National Labor Relations Act or seeking to compel it to bargain with any labor organization; nor is there pending or, to the knowledge of the Company, threatened, nor has there been for the past two (2) years, any labor strike, picketing, walk-out, work stoppage or lockout involving the Company or any of its Subsidiaries. Neither the Company nor any Subsidiary is presently, nor has been in the past a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees, and no such agreement or contract is currently being negotiated. The consummation of the Merger and the other transactions contemplated by this Agreement will not entitle any third party (including any labor organization) to any payments under any collective bargaining agreement or union contract with respect to Employees to which the Company or any of its Subsidiaries is a party or by which any of them are otherwise bound.

     (ii) The Company and its Subsidiaries (i) are in compliance in all material respects with all applicable federal, state and local laws, rules and regulations (domestic and foreign) respecting employment, overtime pay and wages and hours, in each case, with respect to their employees; (ii) have withheld all material amounts required by law or by agreement to be withheld from the wages, salaries and other payment to their employees; and (iii) are not liable for or in arrears with respect to material wages or any material taxes or any penalty for failure to comply with any of the foregoing except, in each case, to the extent as is not reasonably likely to have a Company Material Adverse Effect.

     (iii) Neither the Company nor any of its Subsidiaries has classified any individual as an “independent contractor” or similar status who, according to a Benefit Plan or applicable law, should have been classified as an employee or of similar status.

          (p) Insurance. All fire and casualty, general liability, business interruption, product liability, and sprinkler and water damage insurance policies maintained by the Company or any of its Subsidiaries (“Insurance Policies”) are with reputable insurance carriers, provide full and adequate coverage for all normal risks incident to the business of the Company and its Subsidiaries and their respective properties and assets, and are in character and amount at least equivalent to that carried by persons engaged in similar businesses and subject to the same or similar perils or hazards, except for any such failures to maintain insurance policies that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect. Each Insurance Policy is in full force and effect and all premiums due with respect to all Insurance Policies have been paid, with such exceptions that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect.

          (q) Affiliated Transactions. No officer, director, stockholder or Affiliate of the Company or any of its Subsidiaries is a party to any Contract, commitment or transaction with the Company or any of its Subsidiaries or has any interest in any property used by the Company or any of its Subsidiaries.

          (r) Product Warranty and Product Liability. There is no notice, demand, claim, action, suit, inquiry, hearing, proceeding, notice of violation or investigation from, by or before any Governmental Entity relating to any product, including the packaging and advertising related thereto, designed, formulated, manufactured, processed, sold, distributed or placed in the stream of commerce by the Company or any of its Subsidiaries (a “Product”), or claim or lawsuit involving a Product which is, to the knowledge of the Company, pending or threatened, by any Person which is reasonably likely to result in any material liability to the Company or any of its Subsidiaries. There has not been, nor is there under consideration by the Company or any of its Subsidiaries, any Product recall or post-sale warning conducted by or on behalf of the Company or any of its Subsidiaries concerning any Product, except for such recalls or post-sale warnings that are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect. To the knowledge of the Company, all Products, complied and comply in all material respects with applicable specifications, government safety standards and laws, and are or were substantially free from contamination, deficiencies or defects, except for such non-compliance, contamination, deficiency or defect as is not, individually or in the aggregate, reasonably likely have a Company Material Adverse Effect.

          (s) Customers and Suppliers. Section 5.1(s) of the Company Disclosure Letter sets forth a list of (i) the fifteen (15) largest suppliers (by dollar amount) to the Company and its Subsidiaries, taken as a whole, during the period from January 1, 2005 to October 31, 2006 (“Major Suppliers”) and (ii) the fifteen (15) customers with the highest dollar amount of purchases from or services of, the companies, taken as a whole, during the period from January 1, 2005 to October 31, 2006 (the “Major Customers”). No Major Supplier or Major Customer has during the last two (2) years materially decreased or limited, or to the knowledge of the Company threatened to materially decrease or limit, its provision or receipt of services or supplies to or from the Company or any of its Subsidiaries. No termination, cancellation or material limitation of, or any material modification or change in, the business relationship of the Company or any of its Subsidiaries has occurred or, to the knowledge of the Company, has been threatened by any Major Supplier or Major Customer.

          (t) Purchase and Sale Agreements. No claims for indemnification under any prior purchase and sale agreements to which the Company or any of its Subsidiaries is a party, have been made by the Company or any of its Subsidiaries in the last five (5) years, or are pending or threatened by the Company or any of its Subsidiaries and, to the knowledge of the Company, no claims for indemnification have been made in the last five (5) years or are pending or threatened, by any counterparties thereto.

          (u) Brokers and Finders. Neither the Company nor any of its officers, directors or employees has employed, retained or engaged any broker or finder or incurred any liability for any brokerage, finder’s or similar fees or commissions in connection with the Merger or the other transactions contemplated in this Agreement except that the Company has employed Lehman Brothers Inc. as its financial advisor and a special committee of the Board of Directors of the Company has employed Raymond James & Associates, Inc. as its financial advisor. The Company has made available to Parent complete and accurate copies of all agreements pursuant to which Lehman Brothers Inc. and Raymond James & Associates, Inc. are entitled to any fees and expenses in connection with any of the transactions contemplated by this Agreement. Other than the Company Advisors, neither the Company, nor any of its Subsidiaries has employed, engaged or retained any legal counsel, accountants, investment broker or other advisors in connection with the Merger or the other transactions contemplated in this Agreement.

          5.2. Representations and Warranties of Parent and Merger Sub. Except as set forth in the corresponding sections of the disclosure letter delivered to the Company by Parent prior to entering into this Agreement (the “Parent Disclosure Letter”) (it being agreed that disclosure of any item in any section of the Parent Disclosure Letter shall be deemed disclosure with respect to any other section to which the relevance of such item is reasonably apparent), Parent and Merger Sub each hereby represent and warrant to the Company that:

          (a) Organization, Good Standing and Qualification. Each of Parent and Merger Sub is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in such good standing, or to have such power or authority, are not, individually or in the aggregate, reasonably likely to prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement. Parent has made available to the Company complete and correct copies of the articles of incorporation and by-laws of Parent and Merger Sub, each as amended to the date hereof, and each as so delivered is in full force and effect.

          (b) Corporate Authority. No vote of holders of capital stock of Parent is necessary to approve this Agreement and the Merger and the other transactions contemplated hereby. Each of Parent and Merger Sub has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement, including the approval of this Agreement by Parent as the sole shareholder of Merger Sub, and to consummate the Merger. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and is a valid and binding agreement of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

          (c) Governmental Filings; No Violations; Etc.

     (i) Other than the filing of the West Virginia Articles of Merger with the Secretary of State of West Virginia pursuant to Section 1.3 and the requisite filing under the HSR Act, no notices, reports or other filings are required to be made by Parent or Merger Sub with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Parent or Merger Sub from, any Governmental Entity in connection with the execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby, except those that the failure to make or obtain are not, individually or in the aggregate, reasonably likely to prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement.

     (ii) The execution, delivery and performance of this Agreement by Parent and Merger Sub do not, and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default under, the articles of incorporation or by-laws of Parent or Merger Sub or the comparable governing instruments of any of its Subsidiaries, (B) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or a default under, the creation or acceleration of any obligations or the creation of a Lien on any of the assets of Parent or any of its Subsidiaries pursuant to, any Contracts binding upon Parent or any of its Subsidiaries, or (C) any change in the rights or obligations of any party under any such Contract, except, in the case of clause (B) or (C) above, for any such breach, violation, termination, default, creation, acceleration or change that is not, individually or in the aggregate, reasonably likely to prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement.

          (d) Litigation. There are no civil, criminal or administrative actions, suits, claims, hearings, investigations or proceedings pending or, to the knowledge of the officers of Parent, threatened against Parent or Merger Sub, except for those that are not, individually or in the aggregate, reasonably likely to have a material adverse effect on the financial condition, properties, assets, liabilities, business or results of operations of Parent or Merger Sub or to prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement.

          (e) Financing. Attached as Annex 5.2(e)(i) to the Parent Disclosure Letter is a true and complete copy of a debt commitment letter, other than the fee letter relating thereto (collectively, the “Debt Financing Commitment”), pursuant to which the lenders party thereto have agreed, subject to the terms and conditions set forth therein, to lend the amounts set forth therein for the purposes of financing the transactions contemplated by this Agreement (the “Debt Financing”). Attached as Annex 5.2(e)(ii) to the Parent Disclosure Letter is a true and complete copy of the equity commitment letter, dated as of the date hereof, from GS Capital Partners V Fund, L.P. (the “Equity Financing Commitment” and together with the Debt Financing Commitment, the “Financing Commitments”), pursuant to which the parties thereto have committed, subject to the terms and conditions set forth therein, to invest the amount set forth therein (the “Equity Financing” and together with the Debt Financing Commitment, the “Financing”). None of the Financing Commitments has been amended or modified prior to the date of this Agreement, no such amendment or modification is contemplated, and the respective commitments contained in the Financing Commitments have not been withdrawn or rescinded in any respect. Parent has fully paid any and all commitment fees or other fees in connection with the Financing Commitments that are payable on or prior to the date hereof, and the Financing Commitments are in full force and effect and are the valid, binding and enforceable obligations of Parent, Merger Sub and to the knowledge of Parent, the other parties thereto. There are no conditions precedent or other contingencies related to the funding of the full amount of the Financing, other than as set forth in or contemplated by the Financing Commitments. No event has occurred which, with or without notice, lapse of time or both, would constitute a default on the part of Parent or Merger Sub under any of the Financing Commitments, and as of the date hereof Parent has no reason to believe that any of the conditions to the Financing contemplated by the Financing Commitments will not be satisfied or that the Financing will not be made available to Parent on the Closing Date. Subject to the terms and conditions contained in this Agreement and the Financing Commitments, Parent and Merger Sub will have at the Closing, together with the available cash of the Company and its Subsidiaries on the Closing Date, funds sufficient to pay the cash portion of the aggregate Per Share Merger Consideration (and any repayment or refinancing of debt contemplated by this Agreement or the Financing Commitments) and any other amounts required to be paid in connection with the consummation of the transactions contemplated hereby, and to pay all related fees and expenses.

          (f) Capitalization of Merger Sub and Parent. (i) As of the date hereof the authorized capital stock of Merger Sub consists solely of 5,000 shares of Common Stock, par value $1.00 per share, 100 of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and immediately prior to the Effective Time will be, owned by Parent, free and clear of all Liens and there are (A) no other voting securities of Merger Sub authorized, issued or outstanding, (B) no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate Merger Sub to issue or sell any shares of capital stock or other securities of Merger Sub, (C) no securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of Merger Sub, and (D) no securities or obligations evidencing such rights described in clause (C) of this Section 5.2(f)(i) are authorized, issued or outstanding.

     (ii) As of the date hereof the authorized capital stock of Parent consists solely of 100,000 shares of Common Stock, par value $0.01 per share, 100 of which are validly issued and outstanding. All of the issued and outstanding capital stock of Parent is, and immediately prior to the Effective Time will be, owned by Holdco, free and clear of all Liens, there are (A) no other voting securities of Parent authorized, issued or outstanding, (B) no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate Parent to issue or sell any shares of capital stock or other securities of Parent, (C) no securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of Parent, and (D) no securities or obligations evidencing such rights described in clause (C) of this Section 5.2(f)(ii) are authorized, issued or outstanding.

          (g) Business of Parent and Merger Sub. Neither Parent nor Merger Sub has conducted any business prior to the date hereof or has, or prior to the Effective Time will have, any assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement. Since the dates of their respective incorporations, there has not been any change in the financial condition, properties, assets, liabilities, business or results of their operations of Parent or Merger Sub or any circumstance, occurrence or development to the knowledge of the officers of Parent, except for those that are not, individually or in the aggregate, reasonably likely to have a material adverse effect on the financial condition, properties, assets, liabilities, business or results of operations of Parent or Merger Sub or to prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement.

          (h) Holdco. Holdco is a legal entity duly organized, validly existing and in good standing under the Laws of Delaware and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in such good standing, or to have such power or authority, are not, individually or in the aggregate, reasonably likely to have a material adverse effect on Holdco.

          5.3. Assets of Holdco, Parent and Merger Sub. The Company hereby acknowledges and agrees that (x) as of the date hereof, (i) Holdco’s sole assets are equity interests in Parent, cash in a de minimis amount and its rights under the Merger Agreement and the agreements contemplated hereby, (ii) Parent’s sole assets are equity interests in Merger Sub, cash in a de minimis amount and its rights under the Merger Agreement and the agreements contemplated hereby and (iii) Merger Sub’s sole assets are cash in a de minimis amount and its rights under the Merger Agreement and the agreements contemplated hereby and (y) no additional funds are expected to be contributed to Holdco, Parent or Merger Sub unless and until the Closing occurs.

ARTICLE VI

Covenants

          6.1. Interim Operations.

          (a) The Company covenants and agrees as to itself and its Subsidiaries that, after the date hereof and prior to the Effective Time (unless Parent shall otherwise approve in writing, such approval not to be unreasonably withheld or delayed, and except as otherwise expressly contemplated by this Agreement, and except as required by applicable Laws) the business of it and its Subsidiaries shall be conducted in the ordinary and usual course and, to the extent consistent therewith, it and its Subsidiaries shall use their respective reasonable best efforts to preserve their business organizations intact and maintain existing relations and goodwill with Governmental Entities, customers, suppliers, distributors, creditors, lessors, employees and business associates and keep available the services of its and its Subsidiaries’ present employees and agents. Without limiting the generality of the foregoing and in furtherance thereof, from the date of this Agreement until the Effective Time, except (A) as otherwise expressly contemplated by this Agreement, (B) as Parent may approve in writing (such approval not to be unreasonably withheld or delayed) or (C) for transactions set forth in Section 6.1 of the Company Disclosure Letter, the Company will not and will not permit any of its Subsidiaries to:

     (i) adopt or propose any change in its articles of incorporation or by-laws or other applicable governing instruments;

     (ii) merge or consolidate the Company or any of its Subsidiaries with any other Person, or restructure, reorganize or completely or partially liquidate or otherwise enter into any agreements or arrangements imposing material changes or restrictions on its assets, operations or businesses;

     (iii) acquire assets outside of the ordinary course of business consistent with past practice from any other Person, other than acquisitions pursuant to Contracts in effect as of the date of this Agreement;

     (iv) issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of, any Shares or any shares of capital stock of the Company or any of its Subsidiaries (other than the issuance of shares by a wholly owned Subsidiary of the Company to the Company or another wholly owned Subsidiary), or securities convertible or exchangeable into or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any Shares or any shares of such capital stock or such convertible or exchangeable securities;

     (v) create or incur any Lien in excess of $5 million on any assets of the Company or any of its Subsidiaries;

     (vi) make any loans, advances or capital contributions to or investments in any Person, other than non-material advances to vendors and employees in the ordinary course of business consistent with past practice;

     (vii) enter into any agreement with respect to the voting of its capital stock or declare, set aside, make or pay any dividend or other distribution, or purchase, redeem or otherwise acquire any of its capital stock payable in cash, stock, property or otherwise, with respect to any of its capital stock except for (x) dividends paid by any direct or indirect wholly owned Subsidiary of the Company to the Company or to any other direct or indirect wholly owned Subsidiary of the Company or (y) a regular quarterly dividend paid in the fourth quarter of 2006 consistent with past practice, which shall not exceed $200,000 in the aggregate as set forth in Section 5.1(f) of the Company Disclosure Letter;

          (viii) reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or securities convertible or exchangeable into or exercisable for any shares of its capital stock;

          (ix) incur any indebtedness for borrowed money (other than borrowings under the Company’s existing working capital debt facilities in the ordinary course of business consistent with past practice to fund working capital of the Company) or guarantee such indebtedness of another Person, or issue or sell any debt securities or warrants or other rights to acquire any debt security of the Company or any of its Subsidiaries;

          (x) make or authorize any capital expenditures in excess of $5 million in the aggregate;

          (xi) enter into any Contract that would have been a Material Contract had it been entered into prior to this Agreement;

          (xii) make any changes with respect to accounting policies or procedures, except as required by changes in GAAP;

          (xiii) other than in the ordinary course of business consistent with past practice, amend, modify or terminate any Material Contract, or cancel, modify or waive any debts or claims held by it or waive any rights;

          (xiv) make any material Tax election, take any material position on any material Tax Return filed on or after the date of this Agreement or adopt any tax accounting method that is inconsistent with positions taken or methods used in preparing or filing similar Tax Returns in prior periods, or settle or resolve any material Tax controversy;

          (xv) other than pursuant to Contracts in effect prior to the date of this Agreement, transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of any assets, product lines or businesses of the Company or its Subsidiaries, including capital stock of any of its Subsidiaries, except (x) in the ordinary course of business consistent with past practice, (y) for sales of obsolete assets or (z) for sales, leases, licenses or other dispositions of assets with a fair market value not in excess of $5 million in the aggregate;

     (xvi) except as otherwise required by applicable Law, (i) increase the compensation, bonus or pension or welfare benefits of (other than those increases in the ordinary course consistent with past practice (A) to employees below the Senior Vice President level or (B) resulting from the Company’s improved performance, based on existing 2005 incentive formulas), or make any new equity awards to, any director, officer or employee of the Company or any of its Subsidiaries, (ii) establish, adopt, amend or terminate any Benefit Plan or amend the terms of any Benefit Plan or outstanding equity-based awards, or (iii) take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under any Benefit Plan, to the extent not already required by any such Benefit Plan;

     (xvii) settle, or consent to any settlement of, any actions, suits, claims or proceedings against the Company or any of its Subsidiaries or any obligation or liability of the Company (i) alleging personal injury or property damage arising from exposure to asbestos or asbestos-containing materials (other than disputes paid under the Company’s insurance not exceeding $50,000 per claimant), or (ii) alleging any other injury or damage (other than disputes with customers or suppliers in the ordinary course of business consistent with past practice and not exceeding $50,000 per claimant);

     (xviii) take any action or omit to take any action that will waive, modify, compromise or extinguish any of the Company’s rights with respect to (A) any insurance coverage relating to any actions, suits or claims against the Company or any of its Subsidiaries alleging personal injury or property damage arising from exposure to asbestos or asbestos-containing materials, or (B) any agreements, understandings or arrangements relating to any such coverage;

     (xix) take any action or omit to take any action that is reasonably likely to result in any of the conditions to the Merger set forth in Article VII not being satisfied, except actions or omissions expressly permitted by Section 6.2; provided that the foregoing shall not expand, diminish or modify in any way any of the Company’s express obligations hereunder;

     (xx) enter into, terminate, amend or modify any Contract or transaction with any officer, director or Affiliate of the Company or any of its Subsidiaries or any Person beneficially owning five percent or more of the outstanding Shares or of the outstanding shares of any Subsidiary of the Company;

     (xxi) enter into any purchase order (other than purchase orders entered into in the ordinary course of business consistent with past practice and in an amount less than $10 million); or

     (xxii) agree, authorize or commit to do any of the foregoing.

          (b) Parent will not and will not permit any of its Subsidiaries to take any action or omit to take any action that is reasonably likely to result in any of the conditions to the Merger set forth in Section 7.2 or Section 7.3 not being satisfied, except actions or omissions expressly permitted by Section 6.12(c); provided that the foregoing shall not expand, diminish or modify in any way any of Parent’s or Merger Sub’s express obligations hereunder.

          6.2. Acquisition Proposals.

          (a) No Solicitation or Negotiation. The Company agrees that, except as expressly permitted by this Section 6.2, neither it nor any of its Subsidiaries nor any of the officers and directors of it or any of its Subsidiaries shall, and that it shall use its reasonable best efforts to instruct and cause its and its Subsidiaries’ employees, investment bankers, attorneys, accountants and other advisors or representatives (such directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives, collectively, “Representatives”) not to, directly or indirectly:

     (i) initiate, solicit or knowingly encourage any inquiries or the making of any proposal or offer that constitutes, or would be reasonably likely to lead to, any Acquisition Proposal (as defined below); or

     (ii) engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide any non-public information or data to any Person relating to, any Acquisition Proposal; or

     (iii) otherwise knowingly facilitate any effort or attempt to make an Acquisition Proposal.

Without limiting the generality of the foregoing, any violation of any of the restrictions set forth in this Section 6.2 by any Representative of the Company or any of its Subsidiaries shall be deemed to be a breach of this Section 6.2 by the Company.

          Notwithstanding anything in the foregoing to the contrary, prior to the time, but not after, the Company Requisite Vote is obtained, the Company may, if it and its Subsidiaries and their respective Representatives have not breached this Section 6.2, and there has been no breach of Section 1(g) of the Shareholder Support Agreement, (A) provide information in response to a request therefor by a Person who has made an unsolicited bona fide written Acquisition Proposal providing for the acquisition of all or substantially all of the assets of the Company and its Subsidiaries on a consolidated basis (including, without limitation, equity securities of the Company’s Subsidiaries) or all or substantially all of the Shares, if the Company receives from the Person so requesting such information an executed confidentiality agreement on terms not less restrictive to the other party than those contained in the Confidentiality Agreement (as defined in Section 9.7); it being understood that such confidentiality agreement need not prohibit the making, or amendment, of an Acquisition Proposal; and promptly discloses (and, if applicable, provides copies of) any such information to Parent to the extent not previously provided to Parent; (B) engage or participate in any discussions or negotiations with any Person who has made an unsolicited bona fide written Acquisition Proposal described in clause (A); or (C) after having complied with this Section 6.2, approve, recommend, or otherwise declare advisable or propose to approve, recommend or declare advisable (publicly or otherwise) an Acquisition Proposal described in clause (A), if and only to the extent that, (x) prior to taking any action described in clause (A), (B) or (C) above, the board of directors of the Company determines in good faith after consultation with outside legal counsel taking such action, in light of the Acquisition Proposal and the terms of this Agreement, is reasonably required for the directors to comply with their fiduciary duties under applicable Law, (y) in each such case referred to in clause (A) or (B) above, the board of directors of the Company has determined in good faith based on the information then available and after consultation with its financial advisor that such Acquisition Proposal either constitutes a Superior Proposal (as defined below) or is reasonably likely to result in a Superior Proposal, and (z) in the case referred to in clause (C) above, the board of directors of the Company determines in good faith (after consultation with its financial advisor and outside legal counsel) that such Acquisition Proposal is a Superior Proposal.

          (b) Definitions. For purposes of this Agreement:

          “Acquisition Proposal” means (i) any proposal or offer with respect to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, business combination or similar transaction involving the Company or any of its Subsidiaries and (ii) any proposal or offer to acquire in any manner, directly or indirectly, 15% or more of the Shares or of any class of equity securities of any of the Company’s Subsidiaries, or 15% or more of the consolidated total assets (including, without limitation, equity securities of the Company’s Subsidiaries) of the Company and its Subsidiaries, in each case other than the transactions contemplated by this Agreement.

          “Superior Proposal” means an unsolicited bona fide Acquisition Proposal to acquire all or substantially all of the assets of the Company and its Subsidiaries on a consolidated basis (including, without limitation, equity securities of the Company’s Subsidiaries) or all or substantially all of the Shares, in either such case, that the board of directors of the Company has determined in its good faith judgment (after consultation with its financial advisor and outside legal counsel) (x) is reasonably likely to be consummated in accordance with its terms (if accepted), taking into account all legal, financial and regulatory aspects of the proposal and the Person making the proposal, (y) if consummated, would result in a transaction that would be more favorable to the Company’s shareholders from a financial point of view than the transaction contemplated by this Agreement (in each such case after taking into account any revisions to the terms of the transaction contemplated by this Agreement pursuant to Section 6.2(c), and the time likely to be required to consummate such Acquisition Proposal) and (z) if any debt or equity financing is required to consummate such Acquisition Proposal, such Person shall have provided to the Company executed financing commitment letters for such financing from bona fide financing sources in an amount sufficient to consummate such Acquisition Proposal and containing conditions to obtaining such financing which are not materially less favorable to the Company than those contained in the Financing Commitments.

          (c) No Change in Recommendation or Alternative Acquisition Agreement. The board of directors of the Company and each committee thereof shall not, directly or indirectly:

     (i) withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to Parent or Merger Sub, the Company Recommendation;

     (ii) approve, recommend or otherwise declare advisable or propose to approve, recommend or otherwise declare advisable or resolve to approve, recommend or otherwise declare advisable any Acquisition Proposal;

     (iii) cause or permit the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement (other than a confidentiality agreement referred to in Section 6.2(a) entered into in compliance with Section 6.2(a)) relating to any Acquisition Proposal (an “Alternative Acquisition Agreement”);

     (iv) enter into any agreement requiring the Company to abandon, terminate or fail to consummate the transactions contemplated hereby or breach its obligations hereunder; or

     (v) propose or agree to do any of the foregoing.

Notwithstanding anything to the contrary set forth in this Agreement, prior to the time, but not after, the Company Requisite Vote is obtained, in response to an Acquisition Proposal made after the date hereof that was not solicited, initiated, encouraged or knowingly facilitated in breach of this Agreement or the Shareholder Support Agreement, the board of directors of the Company may (A) withhold, withdraw, qualify or modify the Company Recommendation, or approve, recommend or otherwise declare advisable any Superior Proposal (a “Change of Recommendation”) or (B) terminate this Agreement pursuant to Section 8.3(a) simultaneously with paying to Parent by wire transfer in immediately available funds the Termination Fee to be paid pursuant to Section 8.5, if (in the case of (A) and (B)) (I) the board of directors of the Company determines in good faith, after consultation with outside legal counsel, that taking such action is reasonably required for the directors of the Company to comply with their fiduciary duties under applicable Law, (II) the board of directors of the Company after consultation with its outside legal counsel and financial advisor has determined in good faith that such Acquisition Proposal is a Superior Proposal, (III) the Company has provided Parent prior written notice of its determination that such Acquisition Proposal is a Superior Proposal, (IV) Parent has had the opportunity to revise the terms of this Agreement to match or exceed the terms of such Superior Proposal within five (5) business days following receipt by Parent of such notice, which shall include the right to match any non-price terms of such Superior Proposal and (V) following the expiration of the five (5) business day period referenced in clause (IV) above, the board of directors of the Company has determined that the Acquisition Proposal remains a Superior Proposal. Any material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of this Section 6.2(c).

          (d) Existing Discussions. The Company agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal. The Company agrees that it will take the necessary steps to promptly inform the Persons referred to in the first sentence hereof of the obligations undertaken in this Section 6.2. The Company also agrees that it will promptly request each Person that has heretofore executed a confidentiality agreement in connection with its consideration of acquiring it or any of its Subsidiaries to return all confidential information heretofore furnished to such Person by or on behalf of it or any of its Subsidiaries.

          (e) Notice. The Company agrees that it will promptly (and, in any event, within 48 hours) notify Parent if any proposals or offers with respect to an Acquisition Proposal are received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with, the Company, any of its Subsidiaries or Affiliates, or any of their Representatives indicating, in connection with such notice, the name of such Person and the material terms and conditions of any proposals or offers (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements) and thereafter shall keep Parent reasonably informed, on a prompt basis, of the status and terms of any such proposals or offers (including any amendments thereto) and the status of any such discussions or negotiations.

          6.3. Information Supplied. The Company shall prepare and mail to all holders of Shares as promptly as practicable after the date of this Agreement (and in no event more than 20 days after the date of this Agreement) a proxy statement relating to the Shareholders Meeting (as defined in Section 6.4) (such proxy statement, including any amendment or supplement thereto, the “Proxy Statement”). The Company agrees, as to it and its Subsidiaries, that none of the information supplied by it or any of its Subsidiaries for inclusion in the Proxy Statement will, at the date of mailing to shareholders of the Company or at the time of the Shareholders Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement shall include the Company Recommendation.

          6.4. Shareholders Meeting. Subject to Section 31D-11-1104 of the WVBCA and fiduciary obligations under applicable Law, the Company will take, in accordance with applicable Law and its articles of incorporation and by-laws, all action necessary to convene a meeting of holders of Shares (the “Shareholders Meeting”) as promptly as practicable after the date hereof but no later than twenty-one (21) days from the date on which the Proxy Statement is mailed to shareholders of the Company to submit this Agreement to the shareholders of the Company for their approval. The Shareholders Meeting shall not be adjourned or postponed without the prior written consent of Parent. Subject to Section 6.2, (i) the Company will use its reasonable best efforts to solicit from its shareholders proxies in favor of approval of this Agreement and will take all other action necessary or advisable to secure the Company Requisite Vote and (ii) the board of directors of the Company shall recommend such approval and shall take all lawful action to solicit such approval of this Agreement. The Company shall keep Parent updated with respect to proxy solicitation results as reasonably requested by Parent.

          6.5. Other Actions; Notification.

          (a) Cooperation. Subject to the terms and conditions set forth in this Agreement, the Company and Parent shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) their respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement. Notwithstanding anything contained in this agreement to the contrary, Parent shall not be required to proffer or accept any Order providing for Parent or any of its Affiliates to (x) sell or otherwise dispose of, or hold separate or agree to sell or otherwise dispose of, any entities, assets, or facilities of the Company or any of its Subsidiaries, or any entity, facility or asset of Parent or any of its Subsidiaries or any of its or their Affiliates, (y) terminate, amend or assign any existing relationships or contractual rights or obligations, or (z) amend, assign or terminate any existing licenses or other agreements or enter into any new licenses or other agreements.

          (b) Information. The Company and Parent each shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement and any filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger and the transactions contemplated by this Agreement.

          (c) Status. Subject to applicable Laws and the instructions of any Governmental Entity, the Company and Parent each shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications received by Parent or the Company, as the case may be, or any of its Subsidiaries, from any third party and/or any Governmental Entity, including under the HSR Act, with respect to the Merger and the other transactions contemplated by this Agreement. The Company shall give prompt notice to Parent of any change, fact or condition that is reasonably likely to result in a Company Material Adverse Effect or of any failure of any condition to Parent’s obligations to effect the Merger. Parent shall give prompt notice to the Company of any failure of any condition to the Company’s obligations to effect the Merger.

          6.6. Access and Reports. Subject to applicable Law, upon reasonable notice, the Company shall (and shall cause its Subsidiaries to) afford Parent’s officers, its financing sources and other authorized Representatives of Parent reasonable access, during normal business hours throughout the period prior to the Effective Time, to its employees, properties, books, contracts and records and, during such period, the Company shall (and shall cause its Subsidiaries to) furnish promptly to Parent all information concerning its business, properties and personnel as may reasonably be requested, provided that no investigation pursuant to this Section 6.6 shall affect or be deemed to modify any representation or warranty made by the Company herein, and provided, further, that the foregoing shall not require the Company (i) to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company would result in the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality or (ii) to disclose any privileged information of the Company or any of its Subsidiaries. All requests for information made pursuant to this Section 6.6 shall be directed to the executive officer or other Person designated by the Company. All such information shall be governed by the terms of the Confidentiality Agreement.

          6.7. Publicity. The initial press release regarding the Merger shall be a joint press release and thereafter, no press releases or public announcements with respect to the Merger and the other transactions contemplated by this Agreement and filings with any third party and/or any Governmental Entity (including any national securities exchange or interdealer quotation service) with respect thereto, shall be issued or made by the Company, on the one hand, or the Parent or Merger Sub, on the other hand, without the prior written consent of the Parent or the Company, as the case may be (which consent shall not be unreasonably withheld or delayed), except as may be required by Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange or interdealer quotation service or by the request of any Government Entity.

          6.8. Investigations and Actions. The Company shall keep Parent informed, on a current basis, of any events, discussions, notices or changes with respect to any criminal or regulatory investigation or action involving the Company or any of its Subsidiaries, so that Parent, and its Affiliates will have the opportunity to take appropriate steps to avoid or mitigate any regulatory consequences to them that might arise from such investigation or action.

          6.9. Expenses. If the Merger is consummated, the Surviving Corporation shall pay all charges and expenses of the Company, Holdco, Parent, Merger Sub, and the GSCP Members in connection with the transactions contemplated by this Agreement. If the Merger is not consummated, except as provided in Section 8.5(c), all costs and expenses incurred in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such expense; provided, that, if the Company or Parent terminates this Agreement pursuant to Section 8.2(b) or Parent terminates this Agreement pursuant to Section 8.4 (but with respect to Section 8.4(h) only for a Willful or Deliberate Breach (as defined below) by the Company) the Company shall pay all of Parent’s, Merger Sub’s and their respective Affiliates’ costs and expenses incurred in connection with this Agreement, unless a Termination Fee is payable to Parent by the Company pursuant to Section 8.5(b). For purposes of this Agreement, a “Willful or Deliberate Breach” means a willful or deliberate material breach which does not require malicious or tortuous intent. The provisions of this Section 6.9 are intended to be for the benefit of, and shall be enforceable by Holdco and the GSCP Members in addition to the parties hereto.

          6.10. Indemnification; Directors’ and Officers’ Insurance.

          (a) From and after the Effective Time, each of Parent and the Surviving Corporation agrees that it will indemnify and hold harmless, to the fullest extent permitted under applicable Law (and Parent and the Surviving Corporation shall also advance expenses as incurred to the fullest extent permitted under applicable Law provided the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification), each present and former director, officer and employee of the Company or any of its Subsidiaries (collectively, the “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, including the transactions contemplated by this Agreement; provided, however, that the Surviving Corporation shall not indemnify any director, officer or employee for any liability for (i) receipt of a financial benefit to which such Indemnified Party is not entitled; (ii) an intentional infliction of harm on the Company or its shareholders; (iii) in the case of a director, a distribution in violation of Section 31D-8-833 of the WVBCA; or (iv) an intentional violation of criminal Law.

          (b) Any Indemnified Party wishing to claim indemnification under paragraph (a) of this Section 6.10, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Parent thereof, but the failure to so notify shall not relieve Parent or the Surviving Corporation of any liability it may have to such Indemnified Party except to the extent such failure materially prejudices the indemnifying party. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) Parent or the Surviving Corporation shall have the right to assume the defense thereof and Parent and the Surviving Corporation shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Parent or the Surviving Corporation elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between Parent or the Surviving Corporation and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and Parent or the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, however, that Parent and the Surviving Corporation shall be obligated pursuant to this paragraph (b) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction unless the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest; provided that the fewest number of counsels necessary to avoid conflicts of interest shall be used; (ii) the Indemnified Parties will cooperate in the defense of any such matter; and (iii) Parent and the Surviving Corporation shall not be liable for any settlement effected without Parent’s or the Surviving Corporation’s, as applicable, prior written consent; and provided, further, that Parent and the Surviving Corporation shall not have any obligation hereunder to any Indemnified Party if and when a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law. If such indemnity is not available with respect to any Indemnified Party, then Parent and the Surviving Corporation and the Indemnified Party shall contribute to the amount payable in such proportion as is appropriate to reflect relative faults and benefits.

          (c) Prior to the Effective Time, Parent shall obtain and fully pay for “tail” insurance policies with a claims period of at least six years from and after the Effective Time from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance and fiduciary liability insurance with benefits and levels of coverage at least as favorable as the Company’s existing policies with respect to matters existing or occurring at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby); provided, however, that in no event shall Parent or the Surviving Corporation be required to expend for such policies an annual premium amount in excess of 200% of the annual premiums currently paid by the Company for such insurance; and provided, further, that if the annual premiums of such insurance coverage exceed such amount, Parent or the Surviving Corporation shall obtain a policy with the greatest coverage available for a cost not exceeding such amount.

          (d) If Parent or the Surviving Corporation or any of their respective successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation shall assume all of the obligations set forth in this Section 6.10.

          (e) The provisions of this Section 6.10 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties.

          (f) The rights of the Indemnified Parties under this Section 6.10 shall be in addition to any rights such Indemnified Parties may have under the articles of incorporation or by-laws of the Company or any of its Subsidiaries, or under any applicable Contracts or Laws.

          6.11. Takeover Statutes. If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement, the Company and its board of directors shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

          6.12. Financing.

          (a) Parent shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange the Debt Financing on the terms and conditions described in the Debt Financing Commitment (provided that Parent and Merger Sub may replace or amend the Debt Financing Commitment to add lenders, lead arrangers, bookrunners, syndication agents or similar entities which had not executed the Debt Financing Commitment as of the date hereof, or otherwise so long as the terms would not materially adversely impact the ability of Parent or Merger Sub to consummate the transactions contemplated hereby or the likelihood of consummation of the transactions contemplated hereby), including using reasonable best efforts to (i) maintain in effect the Debt Financing Commitment, (ii) satisfy on a timely basis all conditions applicable to Parent and Merger Sub to obtaining the Debt Financing set forth in the Debt Financing Commitment (including by consummating the equity financing pursuant to the terms of the Equity Financing Commitments), (iii) enter into definitive agreements with respect thereto on the terms and conditions contemplated by the Financing Commitments or on other terms that would not adversely impact the ability or likelihood of Parent or Merger Sub to consummate the transactions contemplated hereby and (iv) consummate the Financing at or prior to the Closing. If any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Debt Financing Commitment, Parent shall use its reasonable best efforts to arrange to obtain alternative financing from alternative sources in an amount sufficient to consummate the transactions contemplated by this Agreement as promptly as practicable following the occurrence of such event; provided, that such alternative financing shall be on terms and conditions materially no less favorable than those provided in the Debt Financing Commitment, or otherwise on terms and conditions acceptable to Parent. Parent shall give the Company prompt notice of any material breach by any party to the Financing Commitments, of which Parent or Merger Sub becomes aware, or any termination of the Financing Commitments. Parent shall keep the Company informed on a reasonably current basis in reasonable detail of the status of its efforts to arrange the Debt Financing and provide copies of all documents related to the Debt Financing (other than any fee letters and ancillary documents subject to confidentiality agreements) to the Company. The Company hereby consents to the use of its and its Subsidiaries’ names and logos in connection with the Debt Financing.

          (b) Prior to the Closing, the Company shall provide to Parent and Merger Sub, and shall cause its Subsidiaries to, and shall use its reasonable best efforts to cause the respective officers, employees and advisors, including legal and accounting, of the Company and its Subsidiaries to, provide to Parent and Merger Sub all cooperation reasonably requested by Parent that is necessary in connection with the Financing, including using reasonable best efforts to (i) participate in meetings, presentations, road shows, due diligence sessions and sessions with rating agencies, (ii) provide assistance in preparation of confidential information memoranda (including execution and delivery of a customary representation letter) and other materials to be used in connection with obtaining financing contemplated by the Debt Financing Commitment and all information (including financial information) customarily contained therein, (iii) provide assistance in the preparation for, and participate in, meetings, due diligence sessions and similar presentations to and with, among others, prospective lenders, investors and rating agencies, (iv) enter into a loan agreement and related documents (including pledge and security documents), (v) execute and deliver customary certificates, legal opinions or other documents reasonably requested by Parent (including a certificate of the chief financial officer of the Company with respect to solvency matters) and otherwise reasonably facilitate the pledging of collateral contemplated by the Debt Financing Commitment (including taking all actions reasonably necessary to (A) permit the prospective lenders involved in the Financing to evaluate the Company’s current assets, cash management and accounting systems, policies and procedures relating thereto for the purpose of establishing collateral arrangements and to conduct the appraisals and field examinations relating thereto as contemplated by the Debt Financing Commitment and (B) establish bank and other accounts and blocked account agreements and lock box arrangements in connection with the foregoing) and (vi) provide the financial statements and other information necessary for the satisfaction of the obligations and conditions set forth in the Debt Financing Commitment within the time periods required thereby in order to permit a Closing Date on or prior to the Termination Date; provided, however, that nothing herein shall require such cooperation to the extent it would interfere unreasonably with the business or operations of the Company or its Subsidiaries. The Company shall use its reasonable best efforts to obtain pay-off letters, in form and substance reasonably satisfactory to Parent, from holders of all indebtedness of the Company or any of its Subsidiaries as set forth in Section 7.2(g) of the Company Disclosure Letter and to ensure that each such pay-off letter will provide for the waiver of any notice provisions relating thereto. The Company and its Subsidiaries shall not pay or agree to pay any amounts in excess of all principal and accrued interest, if any, outstanding thereon as of the Closing in respect of such indebtedness in connection with obtaining such pay-off letters and waivers without the prior written consent of Parent (which shall not be unreasonably withheld or delayed). If this Agreement is terminated pursuant to Section 8.1 or 8.3(b) (but with respect to Section 8.3(b) only for a Willful or Deliberate Breach by Parent or Merger Sub) Parent shall, promptly upon request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs incurred by the Company or its Subsidiaries in connection with such cooperation.

          (c) Notwithstanding anything to the contrary set forth in this Agreement or in the Debt Financing Commitment, the Company and Parent agree that Parent shall have the right, in its sole discretion, to determine the aggregate principal amount of funded debt to be incurred at Closing to finance the transactions contemplated hereby (the “Aggregate Closing Funded Debt”). If at any time prior to February 23, 2007, Parent determines, in its sole discretion, that the Aggregate Closing Funded Debt shall be an aggregate principal amount less than $600,000,000, Parent shall notify the Company in writing of such determination, which notice shall specify the Aggregate Closing Funded Debt Parent has determined will be incurred at Closing. The Company shall have seventy-two (72) hours after receipt of such notice to advise Parent in writing whether or not the Company elects to waive irrevocably the condition set forth in Section 7.3(c) hereof by reason of such determination by Parent. If the Company fails to respond to such notice or does not elect in writing to waive such condition prior to the end of such seventy-two (72) hour period, Parent shall have the right, in its sole discretion, to terminate this Agreement pursuant to Section 8.4(i) at any time on or prior to the Termination Date. Parent may exercise its right under this Section 6.12(c) to determine Aggregate Closing Funded Debt on one or more occasions so long as it complies with its notice requirements each time it exercises such right.

          6.13. Non-Core Assets. The Surviving Corporation agrees that promptly following the Effective Time it will use commercially reasonable efforts to sell for cash the assets listed on Annex G (all such assets, the “Non-Core Assets”). The Surviving Corporation agrees, subject to complying with applicable Laws and regulatory requirements (including those applicable to Holdco and its Affiliates) to sell the Non-Core Assets (other than the shares of common stock of PrimeEnergy Corporation) only after consultation with H.B. Wehrle III and E. Gaines Wehrle. With respect to the sale of shares of common stock of PrimeEnergy Corporation, prior to December 31, 2008, the Surviving Corporation shall sell such shares only with the prior written consent of E. Gaines Wehrle (such consent not to be unreasonably withheld or delayed). Following the sale of any Non-Core Assets, the Surviving Corporation shall promptly remit to the record holders of Shares immediately prior to the Effective Time (other than Excluded Shares referred to in subsection (x) and (z) of the definition of Excluded Shares in Section 4.1(a)(i)) (the “Cashed-Out Shares”) an amount per Share equal to (x) 95% of the Net Proceeds (as defined below) of such sale less 40% of the taxable gain therefrom divided by (y) the total number of Cashed-Out Shares outstanding immediately prior to the Effective Time; provided, that the Surviving Corporation shall not be required to make payments pursuant to this Section 6.13 more often than semi-annually. For purposes of this Agreement “Net Proceeds” means the cash proceeds received in the sale of a Non-Core Asset less all costs, charges, fees, expenses, losses, liabilities, obligations, claims, fines, Transfer Taxes and other Taxes (other than Taxes measured by income), and penalties or interest paid or payable with respect to the sale of such Non-Core Asset or to the holding of such Non-Core Asset by the Surviving Corporation (including, without limitation, attorneys’, brokers’, accountants’, consultants’ and appraisers’ fees and amounts paid or payable with respect to any investigation or remediation in connection with any Hazardous Substances at, on, under or migrating to or from any property being sold).

ARTICLE VII

Conditions

          7.1. Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger and the other transactions contemplated by this Agreement is subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

          (a) Shareholder Approval. This Agreement shall have been duly approved by holders of Shares constituting the Company Requisite Vote in accordance with applicable law and the articles of incorporation and by-laws of each such corporation.

          (b) HSR Waiting Period. The waiting period applicable to the consummation of the Merger and the other transactions contemplated by this Agreement under the HSR Act shall have expired or been terminated.

          (c) Litigation. No court or other Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Merger or the other transactions contemplated by this Agreement (collectively, an “Order”).

          7.2. Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger and the other transactions contemplated by this Agreement are also subject to the satisfaction or waiver by Parent at or prior to the Effective Time of each of the following conditions:

          (a) Representations and Warranties. (i) The representations and warranties of the Company set forth in this Agreement (other than those in Section 5.1(b)) shall be true and correct as of the date of this Agreement and as of the Closing Date (without giving effect to any “material”, “materiality”, “Company Material Adverse Effect” or “knowledge” qualification to such representations and warranties), except (A) to the extent that the failure of such representations and warranties of the Company to be true and correct, individually or in the aggregate, has not had, and is not reasonably likely to have, a Company Material Adverse Effect and (B) for those representations and warranties which expressly relate to an earlier date (in which case such representations and warranties shall have been true and correct as of such earlier date); (ii) the representations and warranties set forth in Section 5.1(b) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date; and (iii) Parent shall have received at the Closing a certificate signed on behalf of the Company by an executive officer of the Company to the effect that such executive officer has read this Section 7.2(a) and the conditions set forth in this Section 7.2(a) have been satisfied.

          (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

          (c) No Restraints. There shall not be instituted or pending any suit, action or proceeding in which a Governmental Entity of competent jurisdiction is seeking (i) an Order or (ii) (A) to prohibit, limit, restrain or impair Parent’s ability to own or operate or to retain or change all or a material portion of the assets, licenses, operations, rights, product lines, businesses or interest therein of the Company or its Subsidiaries or other Affiliates from and after the Effective Time (including, without limitation, by requiring any sale, divestiture, transfer, license, lease, disposition of or encumbrance or hold separate arrangement with respect to any such assets, licenses, operations, rights, product lines, businesses or interest therein) or (B) to prohibit or limit Parent’s ability to vote, transfer, receive dividends or otherwise exercise full ownership rights with respect to the stock of the Surviving Corporation, and no Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law deemed applicable to the Merger individually or in the aggregate resulting in, or that is reasonably likely to result in, any of the foregoing.

          (d) Consents Under Agreements. The Company shall have obtained and delivered to Parent, in form and substance reasonably satisfactory to Parent, all consents and approvals specified in Section 7.2(d) of the Company Disclosure Letter.

          (e) Financing. Parent shall have received the proceeds of the Debt Financing on the terms and conditions set forth in the Debt Financing Commitment, or the proceeds of any alternative debt financing as contemplated by Section 6.12(a).

(f) Material Adverse Effect. No event, development, circumstance or occurrence shall have occurred, since the date of this Agreement that, individually or in the aggregate, has had or is reasonably likely to have a Company Material Adverse Effect.

          (g) Pay-Off Letters. The Company shall have received pay-off letters, in a form and substance reasonably satisfactory to Parent, from holders of all indebtedness of the Company or any of its Subsidiaries as set forth in Section 7.2(g) of the Company Disclosure Letter and each such pay-off letter shall provide for the waiver of any notice provisions relating thereto. The Company and its Subsidiaries shall not have paid or agreed to pay any amounts in excess of all principal and accrued interest, if any, outstanding thereon as of the Closing in respect of such indebtedness in connection with obtaining such pay-off letters and waivers without the prior written consent of Parent (which shall not be unreasonably withheld or delayed).

          (h) Other Agreements. The Employment Agreements, the Holdco LLC Agreement, the Vision Letter Agreement and the Registration Rights Agreement shall be in full force and effect.

          (i) McApple Restructuring. The transactions contemplated by the McApple Agreement shall have been consummated, each McApple Shareholder shall have contributed to Holdco all McApple Shares held by him in exchange for Holdco Units and cash pursuant to the McApple Agreement, and Holdco shall own directly or indirectly 100% of the equity interests of McApple.

          (j) Continuing Shareholders. Each Continuing Shareholder shall have contributed to Holdco all Contribution Shares held by him, her or it in exchange for Holdco Units pursuant to the Contribution Agreement and the Letters of Transmittal.

          (k) Dissenting Shareholders. Dissenting Shareholders holding not more than 5% of the Shares shall have demanded and perfected appraisal of such Shares in accordance with the WVBCA.

          (l) Withholding Certificate. Parent shall have received a certificate from the Company, in form and substance reasonably satisfactory to Parent, conforming to the requirements of Treasury Regulation Sections 1.1445-2(c)(3) and 1.897-2(h).

          (m) PrimeEnergy Resignation. E. Gaines Wehrle shall have resigned from the board of directors of PrimeEnergy Corporation, with effect on or prior to the Closing Date.

          7.3. Conditions to Obligation of the Company. The obligation of the Company to effect the Merger and the other transactions contemplated by this Agreement is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of each of the following conditions:

          (a) Representations and Warranties. (i) The representations and warranties of Parent set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date (without giving effect to any “material,” “materiality” or “material adverse effect” qualifications to such representations and warranties), except (A) to the extent that the failure of such representations and warranties of Parent to be true and correct individually or in the aggregate would not have, or reasonably be likely to have, a material adverse effect on Parent, and (B) for those representations and warranties which expressly relate to any earlier date (in which case such representations and warranties shall have been true and correct as of such earlier date) and (ii) the Company shall have received at the Closing a certificate signed on behalf of Parent by an executive officer of Parent to the effect that such executive officer has read this Section 7.3(a) and the conditions set forth in this Section 7.3(a) have been satisfied.

          (b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent and Merger Sub by an executive officer of Parent to such effect.

          (c) Aggregate Closing Funded Debt. The Aggregate Closing Funded Debt shall be not be less than $600,000,000.

ARTICLE VIII

Termination

          8.1. Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the Company Requisite Vote is obtained, by mutual written consent of the Company and Parent by action of their respective boards of directors.

          8.2. Termination by Either the Company or Parent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the board of directors of the Company or Parent if (a) the Merger shall not have been consummated by the Termination Date (as defined below) whether such date is before or after the Company Requisite Vote is obtained, (b) the Company Requisite Vote shall not have been obtained at the Shareholders Meeting or at any adjournment or postponement thereof permitted hereunder; provided, however that the Company shall not be permitted to terminate this Agreement pursuant to this Section 8.2(b) until after the Tender Offer Commencement Period (as defined in Section 8.6) and then only if Parent, Merger Sub and their respective Affiliates have not commenced a Tender Offer (as defined in Section 8.6) during the Tender Offer Commencement Period, or (c) any Order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable (whether before or after the Company Requisite Vote is obtained); provided, that, in each of the foregoing cases, the right to terminate this Agreement pursuant to this Section 8.2 shall not be available to any party that is responsible for a Willful or Deliberate Breach of its obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of the failure of a condition to the consummation of the Merger. For purposes of this Agreement, the “Termination Date” shall mean February 28, 2007 as such date may be extended pursuant to Section 8.6.

          8.3. Termination by the Company. This Agreement may be terminated and the Merger may be abandoned by action of the board of directors of the Company:

          (a) at any time prior to the time, but not after, the Company Requisite Vote is obtained, in connection with entering into a definitive agreement to effect a Superior Proposal in accordance with Section 6.2(c); provided, however, that prior to terminating this Agreement pursuant to this Section 8.3(a), the Company shall have complied with the provisions of Section 6.2(c); or

          (b) at any time prior to the Effective Time, if there has been a breach of any representation, warranty, covenant or agreement made by Parent or Merger Sub in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that Section 7.3(a) or 7.3(b) would not be satisfied and such breach or condition is not curable or, if curable, is not cured prior to the earlier of (A) 30 days after written notice thereof is given by the Company to Parent or (B) two business days prior to the Termination Date.

          8.4. Termination by Parent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the board of directors of Parent if (a) the board of directors of the Company shall have made a Change of Recommendation, (b) the Company shall have failed to take a vote of shareholders on approval of this Agreement within twenty-one (21) days following the date on which the Proxy Statement is mailed to shareholders of the Company, (c) the Company or its board of directors (or any committee thereof) shall have (x) publicly approved or recommended, or shall have proposed to approve or recommend any Acquisition Proposal or (y) caused or permitted the Company or any of its Subsidiaries to enter into an Alternative Acquisition Agreement, (d) the Company shall have failed to include in the Proxy Statement the Company Recommendation, (e) the Company or any of its Subsidiaries or their respective Representatives shall have breached in any material respect any of their obligations under Section 6.2, (f) at any time after the end of ten (10) business days following receipt of an Acquisition Proposal, the Company board of directors shall have failed to reaffirm its approval or recommendation of this Agreement and the Merger as promptly as practicable (but in any event within five (5) business days) after receipt of any written request to do so from Parent, (g) a tender offer or exchange offer for outstanding Shares shall have been publicly disclosed (other than by Parent or an Affiliate of Parent) and the board of directors of the Company recommends that the shareholders of the Company tender their shares in such tender or exchange offer or, within ten (10) business days after the commencement of such tender or exchange offer, the Company board of directors fails to recommend unequivocally against acceptance of such offer, (h) there has been a breach of any representation, warranty, covenant or agreement made by the Company in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that Section 7.2(a) or 7.2(b) would not be satisfied and such breach or condition is not curable or, if curable, is not cured prior to the earlier of (A) 30 days after written notice thereof is given by Parent to the Company or (B) two business days prior to the Termination Date, or (i) Parent delivers to the Company a notice in accordance with Section 6.12(c) advising the Company that the Aggregate Closing Funded Debt will be less than $600,000,000 and the Company shall have failed to waive irrevocably the condition set forth in Section 7.3(c) within the seventy-two (72) hour period referred to in Section 6.12(c).

          8.5. Effect of Termination and Abandonment. (a) Subject to Sections 8.5(b), 8.5(c) and 9.1, in the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, this Agreement shall become void and of no effect with no liability to any Person on the part of any party hereto (or of any of its Representatives or Affiliates); provided, however, and notwithstanding anything in the foregoing to the contrary, that except as otherwise provided herein, no such termination shall relieve any party hereto of any liability or damages to the other party hereto resulting from any Willful or Deliberate Breach of this Agreement.

          (b) In the event that (i) this Agreement is terminated by either Parent or the Company pursuant to Section 8.2(a) or 8.2(b) and prior to such termination a bona fide Acquisition Proposal shall have been made to the Company or any of its Subsidiaries or Affiliates or any of its shareholders, or any Person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal with respect to the Company or any of its Subsidiaries (and such Acquisition Proposal or publicly announced intention shall not have been publicly withdrawn without qualification), (ii) this Agreement is terminated by Parent pursuant to Sections 8.4(a), (b), (c), (d), (e), (f) or (g), (iii) this Agreement is terminated by Parent pursuant to Section 8.4(h) (with respect to a Willful or Deliberate Breach) and prior to the breach giving rise to Parent’s right to terminate pursuant to Section 8.4(h) a bona fide Acquisition Proposal shall have been made to the Company or any of its Subsidiaries or Affiliates, or any of its shareholders or any Person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal with respect to the Company or any of its Subsidiaries (and such Acquisition Proposal or publicly announced intention shall not have been publicly withdrawn without qualification), or (iv) this Agreement is terminated by the Company pursuant to Section 8.3(a), then the Company shall promptly, but in no event later than two business days after the date of such termination, pay Parent a termination fee of $50,000,000 (the “Termination Fee”) by wire transfer of immediately available funds; provided, however, that no Termination Fee shall be payable to Parent pursuant to clause (i) of this paragraph (b) unless and until within 12 months of such termination the Company or any of its Subsidiaries shall have entered into an Alternative Acquisition Agreement with respect to, or shall have consummated or shall have approved or recommended to the Company’s shareholders or otherwise not opposed, an Acquisition Proposal (substituting, for purposes of this proviso only, 50% for 15% in the definition thereof). Notwithstanding anything to the contrary in this Agreement, subject to Section 8.5(c), the parties hereby acknowledge that in the event that the Termination Fee becomes payable and is paid by the Company and accepted by Parent pursuant to this Section 8.5(b), the Termination Fee shall be Parent’s and Merger Sub’s sole and exclusive remedy for damages under this Agreement and, for the avoidance of doubt, in such circumstance no costs or expenses shall be payable by the Company pursuant to Section 6.9.

          (c) The parties acknowledge that the agreements contained in this Section 8.5 and in Section 6.9 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement; accordingly, if the Company fails to promptly pay the Termination Fee pursuant to Section 8.5(b) or any expenses pursuant to Section 6.9, and, in order to obtain such payment, Parent or Merger Sub commences a suit that results in a judgment against the Company for the Termination Fee set forth in Section 8.5(b) or expenses pursuant to Section 6.9, the Company shall pay to Parent or Merger Sub its costs and expenses (including attorneys’ fees) in connection with such suit, together with interest on the amount of the fee at the prime rate of Citibank N.A. in effect on the date such payment was required to be made through the date of payment (it being understood and agreed that any costs and expenses paid by the Company pursuant to this Section 8.5(c) shall be in addition to any costs and expenses otherwise paid by the Company pursuant to Section 6.9).

          8.6. Tender Offer. If the Company Requisite Vote shall not have been obtained at the Shareholders Meeting or any adjournment or postponement thereof permitted hereunder, then Parent, Merger Sub or any of their Affiliates may at any time, during the fifteen (15) business day period beginning the business day after date of the Shareholder Meeting or any adjournment or postponement thereof permitted hereunder (the “Tender Offer Commencement Period”), elect to commence a tender offer for 83.958% of the Shares held by each shareholder of the Company (a “Tender Offer”). Such Tender Offer and the consummation thereof shall be subject to all of the terms and conditions of this Agreement and will be conducted pursuant to applicable Law. In the event that Parent, Merger Sub or any of their Affiliates elect to commence a Tender Offer, the “Termination Date” hereunder shall be automatically amended without any action of the parties hereto to be the later of (x) March 31, 2007 and (y) the date that is sixty (60) days after the date of commencement of the Tender Offer. If a Tender Offer is commenced, (i) the Company shall cooperate with Parent, Merger Sub and their Affiliates in connection with the Tender Offer (including by executing any agreements and other documents at the reasonable request of Parent, Merger Sub or any of their Affiliates) and shall provide Parent, Merger Sub and their Affiliates with all information reasonably requested by Parent, Merger Sub or any of their Affiliates in connection with the Tender Offer and (ii) the board of directors of the Company shall recommend that the shareholders of the Company tender their Shares into the Tender Offer.

ARTICLE IX

Miscellaneous and General

          9.1. Survival. This Article IX and the agreements of the Company, Parent and Merger Sub contained in Article IV and Sections 6.9 (Expenses), 6.10 (Indemnification; Directors’ and Officers’ Insurance) and Section 6.13 (Non-Core Assets), and any related definitions, shall survive the consummation of the Merger. This Article IX and the agreements of the Company, Parent and Merger Sub contained in Section 6.9 (Expenses) and Section 8.5 (Effect of Termination and Abandonment) and the Confidentiality Agreement (as defined in Section 9.7) shall survive the termination of this Agreement. All other representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the Merger or the termination of this Agreement.

          9.2. Modification or Amendment. Subject to the provisions of the applicable Laws, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties; provided that this Agreement may not be modified or amended subsequent to the Company Requisite Vote, but prior to the filing of the West Virginia Articles of Merger with the Secretary of State of West Virginia as provided in Section 1.3 to change (i) the Per Share Merger Consideration, (ii) the Articles or (iii) any other term or condition if, in each such case, the change in such other term or condition would adversely affect the holders of Shares in any material respect.

          9.3. Waiver of Conditions. The conditions to each of the parties’ obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable Laws.

          9.4. Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

          9.5. GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL; SPECIFIC PERFORMANCE.

          (a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF, EXCEPT TO THE EXTENT THE LAWS OF WEST VIRGINIA LAW ARE MANDATORILY APPLICABLE TO THE MERGER. The parties hereby irrevocably submit to the personal jurisdiction of the courts of the State of Delaware located in the County of New Castle and the Federal courts of the United States of America located in the County of New Castle solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a Delaware State or Federal court located in the County of New Castle. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and, to the extent permitted by law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.6 or in such other manner as may be permitted by law shall be valid and sufficient service thereof.

          (b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.5.

          (c) The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that (i) Parent and Merger Sub shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by the Company and to enforce specifically the terms and provisions of this Agreement in Delaware State or Federal court in the County of New Castle, this being in addition to any other remedy to which Parent and Merger Sub are entitled at law or in equity and (ii) notwithstanding the first sentence of this Section 9.5(c), the Company shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by Parent or Merger Sub and to enforce specifically the terms and provisions of this Agreement in Delaware State or Federal court in the County of New Castle, this being in addition to any other remedy to which the Company is entitled at law or in equity, but the Company shall be entitled to such injunction or injunctions solely to prevent breaches of or to enforce compliance with (x) Sections 6.5, 6.7, 6.9, 6.10 and 6.13 and (y) those covenants of Parent or Merger Sub contained in Sections 4.1 and 4.2, only if the proceeds of the financing provided for in the Debt Financing Commitment (and, if alternative debt financing is being used in accordance with Section 6.12, the proceeds of the financing contemplated by such alternative debt financing) are available to be drawn down by Parent pursuant to the terms of the applicable agreements but is not so drawn down solely as a result of Parent refusing to do so in breach of this Agreement.

          9.6. Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, or by facsimile:

If to the Company:

McJunkin Corporation,
835 Hillcrest Drive,
Charleston, WV 25311.
Attention: Michael Wehrle
and H.B. Wehrle III
Fax: (304) 348-1557

with a copy to:

Sullivan & Cromwell LLP,
125 Broad Street, New York, New York 10004.
Attention: Benjamin F. Stapleton III
Fax: (212) 558-3588

If to Parent or Merger Sub:

c/o GS Capital Partners V Fund, L.P.
85 Broad Street, 10th Floor
New York, New York 10004
Attention: Henry Cornell
Fax: (212) 357-5505

and

Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, New York 10004
Attention: Robert C. Schwenkel, Esq.
Fax: (212) 859-4000

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party upon actual receipt, if delivered personally; three business days after deposit in the mail, if sent by registered or certified mail; upon confirmation of successful transmission, if sent by facsimile (provided that if given by facsimile such notice, request, instruction or other document shall be followed up within one business day by dispatch pursuant to one of the other methods described herein); or on the next business day after deposit with an overnight courier, if sent by an overnight courier.

          9.7. Entire Agreement. This Agreement (including any annexes hereto), the Shareholder Support Agreement, the Company Disclosure Letter, the Confidentiality Agreement, dated May 9, 2006, between Affiliates of Parent and the Company (the “Confidentiality Agreement”) and the other agreements referred to or contemplated hereby constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof. EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, NEITHER THE COMPANY NOR PARENT AND MERGER SUB MAKES ANY OTHER REPRESENTATIONS OR WARRANTIES, AND EACH HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, INCLUDING AS TO THE ACCURACY OR COMPLETENESS OF ANY OTHER INFORMATION, MADE BY, OR MADE AVAILABLE BY, ITSELF OR ANY OF ITS REPRESENTATIVES, WITH RESPECT TO, OR IN CONNECTION WITH, THE NEGOTIATION, EXECUTION OR DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR THE OTHER’S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING.

          9.8. No Third Party Beneficiaries. Except as provided in Section 6.9 (Expenses) and Section 6.10 (Indemnification; Directors’ and Officers’ Insurance) only, Parent and the Company hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other party hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including, without limitation, the right to rely upon the representations and warranties set forth herein. The parties hereto further agree that the rights of third party beneficiaries under Section 6.10 shall not arise unless and until the Effective Time occurs. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 9.3 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

          9.9. Obligations of Parent and of the Company. Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action.

          9.10. Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other similar Taxes (including penalties and interest) (“Transfer Taxes”) of the Company incurred in connection with the Merger (excluding Transfer Taxes incurred in connection with the sale of any Non-Core Assets pursuant to Section 6.13) shall be paid by the Surviving Corporation when due.

          9.11. Definitions. Each of the terms set forth in Annex A is defined in the Section of this Agreement set forth opposite such term.

          9.12. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

          9.13. Interpretation; Construction.

          (a) The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section or Annex, such reference shall be to a Section of or Annex to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

          (b) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

          (c) Each party hereto has or may have set forth information in its respective disclosure letter in a section thereof that corresponds to the section of this Agreement to which it relates. The fact that any item of information is disclosed in a disclosure letter to this Agreement shall not be construed to mean that such information is required to be disclosed by this Agreement.

          9.14. Assignment. This Agreement shall not be assignable by operation of law or otherwise. Any purported assignment in violation of this Agreement is void; provided, however, that Parent and/or Merger Sub may, without prior written consent of the other parties hereto, (i) assign any or all of its rights hereunder to one or more of its Affiliates, (ii) designate one or more of its Affiliates to perform its obligations hereunder and (iii) assign its rights, but not its obligations, under this Agreement to any of its or its Affiliates’ financing sources (in any or all of which cases Parent nonetheless shall remain responsible for the performance of all of its obligations hereunder).

     IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

MCJUNKIN CORPORATION
By:	/s/ H.B. WEHRLE III
	Name:	H.B. WEHRLE III
	Title:	PRESIDENT AND CHIEF EXECUTIVE OFFICER

McJ HOLDING CORPORATION
By:	/s/ CHRISTINE VOLLERSTEN
	Name:	CHRISTINE VOLLERSTEN
	Title:	VICE PRESIDENT

Hg ACQUISITION CORP.
By:	/s/ CHRISTINE VOLLERSTEN
	Name:	CHRISTINE VOLLERSTEN
	Title:	VICE PRESIDENT

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